EXHIBIT 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AFFYMETRIX, INC.

EXCALIBUR ACQUISITION SUB, INC.,

EBIOSCIENCE HOLDING COMPANY, INC.

AND

THE SECURITYHOLDERS’ REPRESENTATIVE

NOVEMBER 29, 2011

TABLE OF CONTENTS

ARTICLE I	THE MERGER	2
1.1	Certain Definitions	2
1.2	The Merger	15
1.3	Closing	15
1.4	Closing Deliveries	15
1.5	Effective Time	17
1.6	Effect of the Merger	17
1.7	Certificate of Incorporation and Bylaws	18
1.8	Directors and Officers	18
1.9	Effect on Company Common Stock and Company Options	18
1.10	Funding of Escrow and Reserve; Surrender of Certificates in Exchange for Payments and Payment of Company Options	20
1.11	No Further Ownership Rights in the Company Common Stock or Company Options	22
1.12	Lost, Stolen or Destroyed Certificates	22
1.13	Tax Consequences	23
1.14	Withholding Rights	23
1.15	Taking of Necessary Action; Further Action	23
1.16	Initial Working Capital Adjustments	23
1.17	Determination of Effective Time Net Working Capital	24
1.18	Working Capital Adjustment	25
1.19	Adjusted Net Cash Adjustment	25
1.20	Spreadsheet	27
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	27
2.1	Organization, Standing and Power	27
2.2	Subsidiaries	28
2.3	Capital Structure	28
2.4	Authority; Noncontravention	30
2.5	Financial Statements	31
2.6	Undisclosed Liabilities	31

i

TABLE OF CONTENTS (continued)

2.7	Absence of Certain Changes	31
2.8	Litigation	31
2.9	Restrictions on Business Activities	32
2.10	Compliance with Laws; Governmental Permits	32
2.11	Title to Property and Assets	32
2.12	Real Estate	33
2.13	Intellectual Property	33
2.14	Environmental Matters	34
2.15	Taxes	36
2.16	Employee Benefit Plans and Employee Matters	38
2.17	Insurance	40
2.18	Transaction Fees	40
2.19	Material Contracts	40
2.20	Customers and Suppliers	42
2.21	Bank Accounts	42
2.22	Government Funding	43
2.23	Products	43
2.24	Books and Records	43
2.25	No Other Representations or Warranties	43
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB	43
3.1	Organization, Standing and Power	44
3.2	Authority; Noncontravention	44
3.3	No Prior Sub Operations	44
3.4	Financing	45
ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME	45
4.1	Conduct of Business of the Company	45
4.2	Restrictions on Conduct of Business of the Company	46
ARTICLE V	ADDITIONAL AGREEMENTS	49
5.1	Stockholder Consent	49
5.2	Confidentiality; Public Disclosure	50
5.3	Regulatory Approvals	50

TABLE OF CONTENTS (continued)

5.4	Commercially Reasonable Efforts; Notice of Certain Events	52
5.5	Access to Information	53
5.6	Expenses	53
5.7	Parachute Payment Waivers	53
5.8	Section 280G Stockholder Approval	53
5.9	Continuing Employee Benefits	53
5.10	Tax Matters	54
5.11	Directors’ and Officers’ Insurance	56
5.12	No Solicitation	58
5.13	Financing	59
5.14	Termination of 401(k) Plan	61
5.15	Financing Source Provisions.	61
ARTICLE VI	CONDITIONS TO THE MERGER	62
6.1	Conditions to Obligations of Each Party to Effect the Merger	62
6.2	Additional Conditions to Obligations of the Company	62
6.3	Additional Conditions to the Obligations of Acquiror	63
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	64
7.1	Termination	64
7.2	Effect of Termination	66
7.3	Amendment	66
ARTICLE VIII	INDEMNIFICATION	66
8.1	Survival of Representations and Warranties and Covenants	66
8.2	Indemnification	67
8.3	Indemnifiable Damage Deductible; Other Limitations	67
8.4	Adjustment to Escrow Amount	69
8.5	Securityholders’ Representative	71
8.6	Third-Party Claims	72
8.7	Escrow Release	73
8.8	Allocation of Taxes	73
ARTICLE IX	GENERAL PROVISIONS	73

TABLE OF CONTENTS (continued)

9.1	Notices	73
9.2	Interpretation	75
9.3	Counterparts	75
9.4	Entire Agreement; Parties in Interest	75
9.5	Assignment	76
9.6	Severability	76
9.7	Remedies Cumulative	76
9.8	Governing Law	76
9.9	Rules of Construction	77
9.10	WAIVER OF JURY TRIAL	77
9.11	Waiver of Conflicts	77
9.12	Attorney-Client Privilege	77

Exhibits
Exhibit A - Certificate of Merger
Exhibit B - Form of Escrow Agreement
Exhibit C - Form of FIRPTA Certificate
Exhibit D - Form of Stockholder Consent
Exhibit E - Form of Non-Competition and Non-Solicitation Agreement

Annexes
Annex A List of Persons executing Non-Competition and Non-Solicitation Agreements
Annex B List of Key Employees
Annex C List of Persons executing the Stockholder Consent

Schedules
Schedule 6.3(g) Required Consents

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER is made and entered into as of November 29, 2011 (the “Agreement Date”), by and among Affymetrix, Inc., a Delaware corporation (“Acquiror”), Excalibur Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Sub”), eBioscience Holding Company, Inc., a Delaware corporation (the “Company”), and, solely with respect to Sections 1.17, 1.18, 1.19, 5.10, 5.15, 7.3, Article VIII and Article IX hereof, the Securityholders’ Representative (defined herein).

Recitals

A.           The Board of Directors of the Company (the “Company Board”) has determined that it would be advisable and in the best interests of the Company Securityholders (as defined herein) that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, has (i) approved the Merger, this Agreement and the other transactions contemplated by this Agreement and (ii) resolved to recommend approval of this Agreement by the Company Stockholders in accordance with Section 251 and Section 228 of Delaware Law.

B.           The Board of Directors of each of Acquiror and Sub has approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

C.           Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash in the manner set forth herein.

D.           Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror’s and Sub’s willingness to enter into this Agreement, each of the individuals listed on Annex A hereto has entered into a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit E (each, a “Non-Competition and Non-Solicitation Agreement”) and each of the individuals listed on Annex B hereto (the “Key Employees”) has executed an offer letter with the Surviving Corporation (each, a “Key Employee Offer Letter”).

E.           It is intended that this Agreement be adopted by the written consent of Company Stockholders listed on Annex C hereto in accordance with Section 228 of Delaware Law as promptly as practicable following the execution and delivery of this Agreement by the parties hereto.

F           The Company, Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Acquiror” has the meaning given to it in the Preamble.

“Acquiror Indemnity Percentage” means the fraction the numerator of which is the Acquiror Refund Portion of the Covered Refunds received on or prior to the Tax Indemnity Calculation Date, and the denominator of which is the total amount of the Covered Refunds received on or prior to the Tax Indemnity Calculation Date.

“Acquiror Remaining Refund” means, at any given time, the amount, if any, equal to (i) the Acquiror Refund Portion of any Covered Refunds received minus (ii) the amount of Indemnifiable Damages with respect to Covered Taxes borne by Acquiror pursuant to Section 8.3(c).

“Acquiror Refund Portion” has the meaning given to it in the definition of “Securityholder Refund Portion” in this Section 1.1.

“Acquisition Proposal” has the meaning given to it in Section 5.12.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Exercise Amount” means the amount represented by the aggregate exercise prices of all In-the-Money Stock Options outstanding and exercisable immediately prior to the Effective Time (or which become exercisable as a result of the consummation of the transactions contemplated hereby), which aggregate exercise price for each such In-the-Money Stock Option shall be equal to the product of (i) the number of shares of Company Common Stock represented by such In-the-Money Stock Option multiplied by (ii) the exercise price per share for such In-the-Money Stock Option, and which amounts shall have been used in computing the Company Option-Based Merger Consideration pursuant to Section 1.20.

“Agreed Rate” has the meaning given to it in Section 1.18.

“Agreement” means this Agreement and Plan of Merger as the same may be amended or supplemented from time to time in accordance with its terms.

“Agreement Date” has the meaning given to it in the Preamble.

“Alternative Financing” has the meaning given to it in Section 5.13(a).

“Anticipated Refunds” are the following anticipated refunds of the Company and the Company Subsidiaries: (i) refunds of federal, California, Connecticut, Florida, Illinois, Massachusetts, Michigan, New Jersey, New York and Pennsylvania estimated income taxes for the 2011 tax year, (ii) refunds of federal income taxes for the 2009 and 2010 tax years attributable to the carryback of net operating losses from the 2011 tax year, (iii) a refund of New York income taxes for the 2009 tax year attributable to the carryback of net operating losses from the 2011 tax year and (iv) a refund of federal income taxes for the 2008 tax year attributable to the carryback of research and development credits from the 2009 tax year.

“Antitrust Law” means HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the FTC Act, as amended, and any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in California or New York are obligated by any Legal Requirement to close.

“Cap” has the meaning given to it in Section 8.3(b).

“Capital Expenditure Adjustment Amount” means an amount equal to the Closing Capital Expenditure Amount minus the Company Target Capital Expenditure Amount.  The Capital Expenditure Adjustment Amount may be a positive or a negative number.

“Cash” has the meaning given to it in Section 1.1 under the definition “Effective Time Cash.”

“Cash Consideration” has the meaning given to it in Section 1.1 under the definition “Merger Consideration.”

“Certificates” has the meaning given to it in Section 1.10(b)(i).

“Certificate of Merger” has the meaning given to it in Section 1.2.

“Claimed Amount” has the meaning given to in Section 8.4(a)(ii).

“Claim Notice” has the meaning given to it in Section 8.4(a).

“Claim Objection” has the meaning given to it in Section 8.4(b).

“Closing” has the meaning given to it in Section 1.3.

“Closing Capital Expenditure Amount” means an amount equal to the sum of (i) all capital expenditures paid, or incurred or accrued as current liabilities in accordance with GAAP, by the Company and the Company Subsidiaries consistent with Section 4.2(p) of the Company Disclosure Letter (and excluding any amounts paid, or incurred or accrued as current liabilities in accordance with GAAP, in connection with any casualty or damage) and (ii) all amounts paid, or incurred or accrued as current liabilities in accordance with GAAP, under third-party license agreements, consistent with Section 4.2(p) of the Company Disclosure Letter during the period commencing on January 1, 2011 and up to and including the earlier of (x) the Closing Date and (y) December 31, 2011.

“Closing Date” has the meaning given to it in Section 1.3.

“Closing Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses not paid immediately prior to the Effective Time (including an itemized list of each such Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital Delivery Date” has the meaning given to it in Section 1.17(a).

“Closing Working Capital Statement” has the meaning given to it in Section 1.17(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning given to it in Section 8.3(d).

“Collective Bargaining Agreement” has the meaning given to it in Section 2.16(l)).

“Commitment Letter” has the meaning given to it in Section 3.4(a).

“Company” has the meaning given to it in the Preamble.

“Company Adjusted Net Cash” means (a) Effective Time Cash, less (b) the sum of (i) all outstanding Indebtedness immediately prior to the Effective Time and (ii) the amount of Transaction Expenses not paid immediately prior to the Effective Time, plus (c) the Capital Expenditure Adjustment Amount (which may be a positive or a negative number).

“Company Adjusted Net Cash Statement” has the meaning given to it in Section 1.19(b).

“Company Authorizations” has the meaning given to it in Section 2.10.

“Company Balance Sheet” has the meaning given to it in Section 2.5.

“Company Balance Sheet Date” has the meaning given to it in Section 2.6.

“Company Board” has the meaning given to in Recital A.

“Company Cash Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying on behalf of the Company the amount of the Company’s Cash, on a consolidated basis with the Company Subsidiaries,  immediately prior to the Effective Time.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company as currently on file with the Delaware Secretary of State.

“Company Common Stock” means the Common Stock, par value of $0.001 per share, of the Company.

“Company Debt Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying on behalf of the Company an itemized list of all outstanding Indebtedness immediately prior to the Effective Time and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Company Disclosure Letter” has the meaning given to it in Article II.

“Company Employee Options” means the In-the-Money Stock Options held by an employee or former employee of the Company of a Company Subsidiary.

“Company Employee Plans” has the meaning given to it in Section 2.16(b).

“Company Excluded Options” means Company Options exercisable for 50,000 shares of Company Common Stock granted to Don Tartre on February 11, 2011.

“Company Intellectual Property” means all Intellectual Property owned or used by the Company and each Company Subsidiary in the conduct of its business.

“Company Net Working Capital” means the total current assets (but excluding (i) Cash, (ii) deferred Tax assets, (iii) income Tax assets and (iv) any other Tax assets other than Tax assets with respect to sales, use and value added Taxes, which shall be included), less the total current liabilities (but excluding (i) Transaction Expenses, (ii) Indebtedness, (iii) deferred Tax liabilities, (iv) income Tax liabilities and (v) any other Tax liabilities other than any Tax liabilities with respect to sales, use and value added Taxes, which shall be included), of the Company and the Company Subsidiaries on a consolidated basis, as determined in accordance with GAAP, applied on a basis consistent with the Company’s past practices used in preparing the Financial Statements, but in all instances in accordance with GAAP.  By way of illustration, a calculation of Company Net Working Capital as of September 30, 2011 is set forth on Section 1.1 of the Company Disclosure Letter.

“Company Net Working Capital Target” means $25,000,000.

“Company Non-Employee Options” means the In-the-Money Stock Options held by a Person who is not an employee or former employee of the Company or a Company Subsidiary.

“Company Option-Based Merger Consideration” has the meaning given to it in Section 1.9(a)(ii).

“Company Option Plans” means the Company’s 2007 Stock Plan, as amended and 2011 Stock Plan.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock other than the Company Excluded Options.

“Company Owned Intellectual Property” has the meaning given to it in Section 2.13(a).

“Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.

“Company Stockholders” means the holders of outstanding shares of Company Common Stock.

“Company Subsidiary” has the meaning given to it in Section 2.2(a).

“Company Subsidiary Securities” has the meaning given to it in Section 2.2(a).

“Company Target Capital Expenditure Amount” means $3,000,000.

“Confidentiality Agreement” has the meaning given to it in Section 5.2(a).

“Consent” means any consent, waiver, approval, authorization, exemption, registration or declaration.

“Continuing Employees” means the employees of the Company and the Company Subsidiaries who remain employees of the Surviving Corporation (or a Company Subsidiary) or become employees of Acquiror following the Effective Time.

“Contract” means any written or oral contract, agreement, purchase or sale order, instrument, license, commitment, undertaking or arrangement.

“Covered Refund” means any refund of an income Tax paid by the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period (except to the extent resulting from the carryback of any Tax asset arising in a Post-Closing Tax Period), net of (A) any actual Tax cost borne by the Company and the Company Subsidiaries which (i) was not previously taken into account in determining the amount of such refund, and (ii) arises solely as a result of the receipt of such refund (other than as a result of any reduction in a Tax asset that could be carried forward or back to reduce Taxes), and (B) any expenses incurred in connection with the claim for or receipt of such refund.

“Covered Tax” means (A) any income Tax of the Company or any Company Subsidiary described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period; (B) any income Tax described in clause (ii) or (iii) of the definition of Tax; (C) any Tax resulting from the application of Section 280G or Section 4999 of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement in each instance that are pursuant to agreements or other obligations established by the Company or any Company Subsidiaries prior to the Closing; and (D) the portion of any Transfer Taxes that should have been, but were not included in the calculation of Merger Consideration.

“Deductible” has the meaning given to it in Section 8.3(a).

“Delaware Courts” has the meaning given to it in Section 9.8.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall mean any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been perfected in accordance with Delaware Law in connection with the Merger.

“Effective Time” has the meaning given to it in Section 1.5.

“Effective Time Cash” means an amount equal to the Company’s and Company Subsidiaries’ consolidated cash and cash equivalents (“Cash”) on hand as of the Effective Time determined in accordance with GAAP.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, or charge, except for restrictions on transfer generally arising under any applicable federal or state or foreign securities laws.

“Environmental Claim” has the meaning given to it in Section 2.14(a)(i).

“Environmental Laws” has the meaning given to in Section 2.14(a)(ii).

“Environmental Permits” has the meaning given to it in Section 2.14(a)(iii).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning given to it in Section 1.4(a)(ii).

“Escrow Amount” means $26,400,000.

“Estimated Adjusted Net Cash” has the meaning given to it in Section 1.19(a).

“Estimated Net Working Capital” means the Company Net Working Capital as reflected on the Estimated Net Working Capital Statement.

“Estimated Net Working Capital Statement” has the meaning given to it in Section 1.16(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means U.S. Bank National Association.

“Exchange Agent Agreement” has the meaning set forth in Section 1.4(a)(iii).

“Facilities” has the meaning given to it in Section 2.14(a)(vi).

“Final Adjusted Net Cash” has the meaning given to it in Section 1.19(e).

“Final Adjustment Amount” has the meaning given to it in Section 1.19(f).

“Final Adjusted Net Cash Payment” has the meaning given to it in Section 1.19(e).

“Final Closing Working Capital Statement” has the meaning given to it in Section 1.17(c).

“Final Company Adjusted Net Cash Statement” has the meaning given to it in Section 1.19(d).

“Final Determination” has the meaning given to it in Section 1.19(f).

“Final Escrow Release Date” has the meaning given to it in Section 8.7.

“Final Net Working Capital” has the meaning given to it in Section 1.18.

“Final Net Working Capital Payment” has the meaning given to it in Section 1.18.

“Financial Statements” has the meaning given to it in Section 2.5.

“Financing” has the meaning given to it in Section 3.4(a).

“Financing Sources” means (i) entities that have committed to provide the Financing and (ii) any other entities acting as agents or arrangers or in any similar capacity in connection with such Financing.

“Financing Termination Notice” has the meaning given to it in Section 5.13(a).

“Firm” has the meaning given to it in Section 9.11.

“GAAP” means United States generally accepted accounting principles.

“General Escrow Release Date” has the meaning given to it in Section 8.1.

“Governmental Entity” means any national, supra-national, federal, state, municipal, local or foreign government, or any court, tribunal, arbitrator, administrative agency, commission or other governmental or quasi-governmental authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Governmental Funding Authority” has the meaning set forth in Section 2.23.

“Government Funding” has the meaning set forth in Section 2.23.

“Guarantee” means any obligation, contingent or otherwise, of a Person guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, contingent or otherwise, of such Person (i) to purchase or repay such Indebtedness, (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Indebtedness or (iii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof.

“Hazardous Materials” has the meaning given to it in Section 2.14(a)(iv).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Stock Option” has the meaning given to it in Section 1.9(a)(ii).

“Indebtedness” means (i) all indebtedness of the Company and Company Subsidiaries for borrowed money (other than trade debt incurred in the ordinary course of business consistent with past practices), (ii) all long or short term debt obligations of the Company and Company Subsidiaries evidenced by notes, bonds, debentures or similar instruments and (iii) all Guarantees by the Company and Company Subsidiaries of Indebtedness of others.  Indebtedness of the Company and Company Subsidiaries shall include the Indebtedness of any other entity (including any partnership in which the Company or any Company Subsidiary is a general partner) to the extent the Company or any Company Subsidiary is liable therefor as a result of its ownership interest in such entity, except to the extent the terms of such Indebtedness provide that it is not liable therefor.

“Indemnifiable Damages” has the meaning given to it in Section 8.2.

“Indemnified Person” and “Indemnified Persons” have the meaning given to them in Section 8.2.

“Intellectual Property” means all issued patents, patent applications, trademarks and service marks (registered or unregistered), trade names, domain names, copyrights, trade dress, logos, slogans, designs, trade secrets, proprietary or confidential data, know-how, inventions, materials, proprietary cell lines, clones and hybridomas works of authorship, and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Key Employee Offer Letter” has the meaning given to it in Recital D.

“Key Employees” has the meaning given to it in Recital D.

“Knowledge of the Company” or “Company’s Knowledge” (or similar words), means the actual knowledge of any individual listed in Annex A after reasonable inquiry of the employees of the Company or any Company Subsidiary that (i) directly report to such individual listed on Annex A in the scope of their employment and (ii) are directly responsible for the information that is the subject of the applicable representation or warranty.

“Lease” has the meaning set forth in Section 2.12.

“Leased Real Property” has the meaning set forth in Section 2.12.

“Legal Requirements” means all United States or foreign federal, state, national, supra-national, provincial, or local laws, treaties, constitutions, statutes, codes, rules, common law, regulations, ordinances, orders, judgments, injunctions, permits, decrees or edicts by a Governmental Entity having the force of law.

“Letter of Transmittal” has the meaning given to it in Section 1.10(b)(i).

“Material Adverse Effect” means any change, event, development or effect with respect to the Company or a Company Subsidiary that, individually or in the aggregate, has a material adverse effect on the business, assets, operations, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any change, event, development or effect that results from:  (i) general economic conditions in any of the markets in which the Company and the Company Subsidiaries operate; (ii) any change in the financial, banking, currency or capital markets in the United States; (iii) changes in law, GAAP or other applicable accounting standards or the interpretations thereof, in each case that are proposed, approved or enacted after the date of this Agreement; (iv) acts of God or other calamities in the United States, including the engagement by any country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military or terrorist attack, in each case occurring after the date of this Agreement; (v) any actions taken, or failures to take action, or such other changes or events, in each case, to which Acquiror has specifically consented in advance in writing; (vi) any failure to meet internal projections relating to the Company and the Company Subsidiaries (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections may be taken into account in determining whether a Material Adverse Effect has occurred); or (vii) the announcement or pendency of, or the taking of any action specifically required by this Agreement and the other agreements contemplated hereby, including by reason of the identity of Acquiror or any communication by Acquiror regarding the plans or intentions of Acquiror with respect to the conduct of business of the Company and its Subsidiaries and including the resignation or termination of any employee following the announcement of the transactions contemplated hereby, in the case of clauses (i), (ii), (iii) and (iv), other than to extent such changes, events, developments or effects disproportionately impact the Company and the Company Subsidiaries relative to the other companies in the industry in which the Company and the Company Subsidiaries operate; or (B) materially impairs or delays the ability of the Company and the Company Subsidiaries to consummate the transactions contemplated by this Agreement.

“Material Contract” has the meaning given to it in Section 2.19.

“Merger” has the meaning given to it in Recital A.

“Merger Consideration” shall mean the amount (without duplication), as adjusted pursuant to Section 1.16(b), equal to (a) the sum of (i) $330,000,000 (the “Cash Consideration”), (ii) the Company Adjusted Net Cash (which may be a positive or a negative number) and (iii) the Aggregate Exercise Amount, less (b) 50% of any Transfer Taxes.

“Minimum Claim Amount” has the meaning given to it in Section 8.3(a).

“Necessary Intellectual Property” has the meaning given to it in Section 2.13(b).

“Neutral Auditor” has the meaning given to it in Section 1.17(c).

“New Commitment Letters” has the meaning given to it in Section 5.13(a).

“Non-Competition and Non-Solicitation Agreement” has the meaning given to it in Recital D.

“Objection Period” has the meaning given to it in Section 8.4(b).

“Officer’s Certificate” has the meaning given to it in Section 2.25.

“Option Deductions” means any U.S. federal or state Tax deductions or losses of the Company attributable to the portion of the Company Option-Based Merger Consideration paid or accrued as of the Closing Date.

“Option Surrender Form” has the meaning given to it in Section 1.10(b)(iii).

“Order” has the meaning given to it in Section 5.3(d).

“Outside Date” means 11:59 PM New York City time on March 31, 2012 or any later date as is elected by either Acquiror or the Company or otherwise provided for pursuant to Section 7.1(b).

“Permitted Encumbrances” means:  (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been set forth on the Company Balance Sheet in accordance with GAAP applied on a consistent basis; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising in the ordinary course of business consistent with past purchases which are not yet due and payable or if due, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the Company Balance Sheet; (d) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements in the ordinary course of business, consistent with past practices to secure payments of customs duties in connection with the importation of goods; and (e) any Encumbrances against the interest of the landlord or sublandlord of any real property leased or subleased by the Company or any Company Subsidiary that are not caused by the Company or any Company Subsidiary and do not adversely affect the Company’s or such Company Subsidiary’s leasehold interest in, or the Company’s or such Company Subsidiary’s use of, such real property or otherwise impair the Company’s or such Company Subsidiary’s business operations at or relating to such real property.

“Per Share Merger Consideration” means (i) the Merger Consideration divided by (ii) the Total Stock.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Calculation Tax Indemnities” has the meaning given to it in Section 8.3(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Proceeding” has the meaning given to it in Section 5.3(d).

“Property” has the meaning given to it in Section 2.14(a)(v).

“Pro Rata Share” means, with respect to a particular Company Securityholder, the percentage set forth in the Spreadsheet next to such Company Securityholder’s name in the column entitled “Pro Rata Share.”

“Provided Information” has the meaning given to it in Section 5.13(b).

“Refund Disallowance” means any disallowance or reduction of a Covered Refund by a Governmental Entity.

“Release” has the meaning given to it in Section 2.14(a)(vii).

“Representative” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“Reserve” has the meaning given to in Section 8.5(c).

“Resolution Period” has the meaning given to in Section 1.17(b).

“Restraints” has the meaning given to in Section 6.1(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Refund Portion” means the first $4,000,000 of Covered Refunds and with respect to any excess over and above $4,000,000, fifty percent (50%) of such excess, with the other fifty percent (50%) of such excess being attributable to, and retained by the Company (the “Acquiror Refund Portion”).

“Securityholders’ Representative “ has the meaning given to it in Section 8.5(a).

“Seller Group” has the meaning given to it in Section 9.11.

“Specified Representations” has the meaning given to it in Section 8.1.

“Spreadsheet” has the meaning given to it in Section 1.20.

“Stockholder Approval” has the meaning given to it in Section 2.4(a).

“Stockholder Consent” has the meaning given to it in Section 5.1(a).

“Stockholder Consent Delivery Deadline” has the meaning given to it in Section 6.3(h).

“Stockholder Notice” has the meaning given to it in Section 5.1(b).

“Straddle Period” has the meaning given to it in Section 5.10(c).

“Sub” has the meaning given to it in the Preamble.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Surviving Corporation” has the meaning given to it in Section 1.2.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any income, gross receipts, sales, use, ad valorem, value added, franchise, capital stock, profits, employment, excise, severance, stamp, real or personal property or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition or collection of any such amount (each, a “Tax Authority”) and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Authority” has the meaning given to it in the definition of “Tax” in this Section 1.1.

“Tax Claim” has the meaning given to it in Section 5.10(e).

“Tax Indemnity Calculation Date” shall be the earlier of (A) the date that is two years after the Closing Date or (B) the date when the Company and the Company Subsidiaries have received all of the Anticipated Refunds.

“Tax Referee” has the meaning given to it in Section 5.10(h).

“Tax Return” means any return, statement, declaration, claim for refund, report, document, election, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with respect to Taxes, including any amendment thereof.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Third Party Claim” has the meaning given to it in Section 8.6.

“Total Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of In-the-Money Stock Options that are issued, outstanding and exercisable immediately prior to the Effective Time (including those which become exercisable as a result of the consummation of the transactions contemplated hereby).

“Transaction Deductions” means with respect to the Company, the sum of all items of loss or deduction for U.S. federal, state and local income tax purposes, resulting from or attributable to (a) the Option Deductions, (b) bonuses paid or accrued as of the Closing Date and (c) the payment of legal, accounting, investment banking and other fees and expenses of the Company incurred in connection with the transactions contemplated hereby including, without limitation, the Transaction Expenses.

“Transaction Expenses” means all third party fees and expenses incurred by the Company or any Company Subsidiary solely in connection with the Merger and this Agreement and the transactions contemplated hereby (including (i) any fees and expenses of the Representatives of the Company, (ii) the amount paid or payable by the Company or the Surviving Corporation pursuant to Section 5.11(b), (iii) any amounts that are or may become payable (including employer-related Taxes resulting therefrom) pursuant to the agreements listed as item 2 of Section 2.16(g) of the Company Disclosure Letter, and (iv) (A) if the Closing occurs prior to January 1, 2012, any employer-related Taxes arising as a result of the payments to the holders of Company Options contemplated by Section 1.9(a)(ii), or (B) if the Closing occurs on or after January 1, 2012, an amount equal to the lesser of (x) the amount of any employer-related Taxes arising as a result of the payments to the holders of Company Options contemplated by Section 1.9(a)(ii) and (y) $600,000).

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest) incurred in connection with the transaction contemplated by this Agreement.

“U.S. Continuing Employee” has the meaning given to it in Section 5.9.

“Warranty Breach” has the meaning given to it in Section 8.2(a).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and become a wholly owned subsidiary of Acquiror.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Closing.  Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties which will be no later than the second (2nd) Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time as the parties hereto agree.  The Closing shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego, California, or at such other location as the parties hereto agree.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4 Closing Deliveries.

(a) Acquiror Deliveries.  Acquiror shall deliver to the Company, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror, certifying that each of the conditions set forth in clauses (a) and (b) of Section 6.2 has been satisfied;

(ii) an Escrow Agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquiror;

(iii) an Exchange Agent Agreement (the “Exchange Agent Agreement”) in form and substance reasonably satisfactory to the Company, dated as of the Closing Date and executed by Acquiror and the Exchange Agent;

(iv) payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to the aggregate Merger Consideration payable pursuant to Section 1.9(a)(i) in exchange for all shares of Company Common Stock and pursuant to Section 1.9(a)(ii) in exchange for cancellation of Company Non-Employee Options that are outstanding and exercisable immediately prior to the Effective Time (or which become exercisable as a result of the consummation of the transactions contemplated hereby), less (y) the Pro Rata Share of the Escrow Amount in respect of the Company Common Stock and Company Non-Employee Options, and (z) the Pro Rata Share of the Reserve in respect of the Company Common Stock and Company Non-Employee Options;

(v) payment to the Company or its designee payroll service provider by wire transfer of immediately available funds an amount equal to the aggregate Merger Consideration payable pursuant to Section 1.9(a)(ii) in exchange for cancellation of Company Employee Options that are outstanding and exercisable immediately prior to the Effective Time (or which become exercisable as a result of the consummation of the transactions contemplated hereby), less (y) the Pro Rata Share of the Escrow Amount in respect of the Company Employee Options and (z) the Pro Rata Share of the Reserve in respect of the Company Employee Options;

(vi) payment to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount and the Reserve in accordance with the provisions of the Escrow Agreement;

(vii) payments of any amounts of money due and owing from the Company to third parties as Transaction Expenses set forth on the Closing Expenses Certificate; and

(viii) payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company or Company Subsidiary to such holder of outstanding Indebtedness immediately prior to the Effective Time as set forth on the Company Debt Certificate.

(b) Company Deliveries.  The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying: (A) resolutions of the Company Board approving and authorizing the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby; (B) resolutions of the Company Stockholders approving the Merger and adopting this Agreement and (C) that each of the conditions set forth in clauses (a), (b) and (e) of Section 6.3 has been satisfied;

(ii) the Escrow Agreement, dated as of the Closing Date and executed by the Securityholders’ Representative;

(iii) documents evidencing the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time;

(iv) a certificate dated within ten (10) days prior to the Closing Date from the Secretary of State of the State of Delaware and State of California certifying that the Company is in good standing under the laws of the State of Delaware and State of California, respectively;

(v) the Spreadsheet completed to include all of the information specified in Section 1.20;

(vi) the Estimated Net Working Capital Statement and the accompanying certificate executed by the Chief Financial Officer of the Company as contemplated by Section 1.16(a).

(vii) the Closing Expenses Certificate, as contemplated by Section 1.19(a);

(viii) the Company Debt Certificate, as contemplated by Section 1.19(a);

(ix) the Company Cash Certificate, as contemplated by Section 1.19(a); and

(x) FIRPTA documentation, including a notice to the U.S. Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit C, dated as of the Closing Date and executed by the Company.

1.5 Effective Time.  On the Closing Date, after the satisfaction or waiver of each of the conditions set forth in Article VI, Sub and the Company shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law.  The Merger shall become effective on the date and time on which the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger), such time being referred to herein as the “Effective Time.”

1.6 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.7 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended.

(b) At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.8 Directors and Officers.

(a) At the Effective Time, the members of the Board of Directors of Sub immediately prior to the Effective Time shall be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation of the Surviving Corporation.

(b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation of the Surviving Corporation.

1.9 Effect on Company Common Stock and Company Options.

(a) Treatment of Company Common Stock Owned by Company Stockholders; Treatment of Capital Stock of Sub.  On the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Acquiror, Sub, the Company, or any holder of the Company Common Stock and/or Company Options:

(i) Common Stock.  At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.10(a), an amount of cash (without interest) equal to the Per Share Merger Consideration.  The amount of cash each holder of Company Common Stock is entitled to receive for the shares of Company Common Stock held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such holder.

(ii) Company Options.  Prior to the Closing, the Company Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Company Option shall become vested and exercisable and shall be cancelled and retired and cease to exist effective as of the Effective Time, and, in exchange therefor, each former holder of any such cancelled Company Option that has vested as of immediately prior to the Effective Time (including Company Options receiving accelerated vesting as of the Effective Time) shall be entitled to receive from Acquiror, in consideration of the cancellation of each such Company Option and in settlement therefor, subject to and in accordance with Section 1.10(a), an amount in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Legal Requirements to be withheld or otherwise paid by the Company, including any fringe benefit tax) equal to the product of (A) the total number of shares of vested Common Stock previously subject to such Company Option, and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock previously subject to such Company Option (each an “In-the-Money Stock Option”).  The aggregate amount of cash payable with respect to all such Company Options under this Section 1.9(a)(ii) is referred to as the “Company Option-Based Merger Consideration.”  Any Company Option in which the exercise price per share of Common Stock is equal to or greater than the Per Share Merger Consideration shall be considered out of the money and shall be cancelled and no consideration shall be delivered in exchange therefor.  All Company Options that are unvested and unexercisable as of the Effective Time and are not otherwise accelerated as a result of the consummation of the transactions contemplated hereby and the Company Excluded Options shall be cancelled and no consideration shall be delivered in exchange therefor.

(iii) Capital Stock of Sub.  Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of Acquiror, Sub, the Company or the sole stockholder of Sub, be converted into and become 100 shares of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  Each certificate evidencing ownership of shares of Sub common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Treatment of Company Common Stock Owned by the Company.  At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock or reserved for issuance by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no amount of Merger Consideration shall be allocated or paid thereto.

(c) Dissenters’ Rights.  Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 1.9(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the Delaware Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 1.9(a) in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10(b), following the satisfaction of the applicable conditions set forth in Section 1.10(b), the amount of cash to which such holder would be entitled in respect thereof under this Section 1.9 as if such shares never had been Dissenting Shares.  The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments regarding demands of  appraisal served pursuant to Delaware Law and received by the Company.  Except with the prior written consent of Acquiror, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

(d) Rights Not Transferable.  The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution or with the prior written consent of Acquiror.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.10 Funding of Escrow and Reserve; Surrender of Certificates in Exchange for Payments and Payment of Company Options.

(a) Funding of Escrow and Reserve.  At the Closing, Acquiror shall transfer directly to the Escrow Agent in immediately available funds the Escrow Amount and the Reserve, each of which shall be held in segregated accounts.  The Escrow Amount and Reserve shall be withheld from the cash payable pursuant to Section 1.9(a) to the Company Securityholders as provided for herein.  The Escrow Amount shall constitute security solely for the indemnification obligations of such Company Securityholders pursuant to Article VIII, and shall be held in and distributed in accordance with the provisions of this Agreement and the Escrow Agreement.  The Escrow Agreement shall provide that the remaining balance of funds in the Escrow Account on the General Escrow Release Date and the remaining balance of funds in the Escrow Account on the Final Escrow Release Date shall be released to the Company Securityholders as specified in Section 8.7.  The fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne by Acquiror.  Notwithstanding the foregoing, the Reserve (i) shall not be deemed part of the Escrow Amount and shall not be available to satisfy any indemnification or other obligations to Acquiror hereunder and (ii) shall be available to reimburse the Securityholders’ Representative for expenses incurred by the Securityholders’ Representative promptly following the Securityholders’ Representative delivery to the Escrow Agent of a certificate setting forth the expenses incurred.

(b) Exchange Procedures for Share Certificates; Payments for Company Options.

(i) Prior to the Closing, the Exchange Agent shall mail or cause to be mailed to every Company Stockholder to whom the Company has issued Certificates and that has not previously delivered its Certificates together with a properly completed and duly executed letter of transmittal in form and substance reasonably satisfactory to the Company (the “Letter of Transmittal”) and to each Company Stockholder who is a holder of shares of Company Common Stock as reflected in the stock records of the Company but to whom Certificates have not been issued by the Company (A) a form of Letter of Transmittal, and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments which immediately prior to the Effective Time represent issued and outstanding Company Common Stock (the “Certificates”) that will be converted into the right to receive consideration pursuant to Section 1.9(a).  The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by Acquiror, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquiror may reasonably specify, including a release by the Company Stockholders and that the Company Stockholders agree to be bound by the provisions of this Agreement.

(ii) Upon delivery to the Exchange Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, the Exchange Agent shall, either (x) at the Effective Time as to Certificates delivered at least two (2) Business Days prior to the Closing Date or (y) as soon as reasonably practicable (and in no event more than three (3) Business Days) after the date of delivery as to Certificates delivered after the second Business Day prior to the Closing Date, deliver to the holder of record of such Certificate, at the Company Stockholder’s election, either a check or wire transfer, to an account designated by such Company Stockholder pursuant to the Letter of Transmittal, representing the cash amount that such Company Stockholder has the right to receive pursuant to Section 1.9(a) in respect of such Certificate, less such Company Stockholder’s Pro Rata Share of the Escrow Amount and Reserve in respect of such Certificate (as set forth on the Spreadsheet), and such Certificate shall be canceled.

(iii) As a condition to the receipt of the consideration provided in Section 1.9(a)(ii), each Company Optionholder of In-the-Money Stock Options shall agree and acknowledge in form and substance reasonably acceptable to Acquiror and the Company (the “Option Surrender Form”) that such holder (A) approves this Agreement, the Escrow Agreement and all of the arrangements relating thereto, (B) approves the appointment of the Securityholders’ Representative in accordance with the terms of this Agreement, (C) agrees to be bound by the indemnification provisions set forth herein in Article VIII, (D) represents and warrants that it is the owner of all such Company Options free and clear of all Encumbrances, (E) provides a customary release and (F) acknowledges that such Company Optionholder’s portion of the Company Option-Based Merger Consideration constitutes all of the consideration such Company Optionholder is entitled to receive with respect to the Company Options held by such Company Optionholder.  Upon delivery to the Exchange Agent of a properly completed and duly executed Option Surrender Form, the Exchange Agent shall, either (x) at the Effective Time as to Company Non-Employee Options in respect of which properly completed and duly executed Option Surrender Forms have been delivered at least two (2) Business Days prior to the Closing Date or (y) as soon as reasonably practicable (and in no event more than three (3) Business Days) after the date of delivery as to Company Non-Employee Options in respect of which properly completed and duly executed Option Surrender Forms have been delivered after the second Business Day prior to the Closing Date, deliver to such holder of Company Non-Employee Options the cash amount such holder has the right to receive pursuant to Section 1.9(a) in respect of such Company Non-Employee Options as stated in the Spreadsheet, less such Company Optionholder’s Pro Rata Share of the Escrow Amount and Reserve in respect of such Company Non-Employee Option (as set forth on the Spreadsheet).  Upon delivery to the Company of a properly completed and duly executed Option Surrender Form, either (x) at the Effective Time, the Company shall, as to Company Employee Options in respect of which properly completed and duly executed Option Surrender Forms have been delivered at least two (2) Business Days prior to the Closing Date, or (y) as soon as reasonably practicable (and in no event more than three (3) Business Days) after the date of delivery as to Company Employee Options in respect of which properly completed and duly executed Option Surrender Forms have been delivered after the second Business Day prior to the Closing Date, Acquiror shall cause the Company’s current payroll provider, Insperity, on behalf of the Company, to deliver to such holder of Company Employee Options the cash amount such holder has the right to receive pursuant to Section 1.9(a) in respect of such Company Employee Option as stated in the Spreadsheet, less such Company Optionholder’s Pro Rata Share of the Escrow Amount and Reserve in respect of such Company Employee Option (as set forth on the Spreadsheet).

(c) No Interest; U.S. Funds.  No interest shall accumulate on any cash payable in connection with the Merger (other than pursuant to the Escrow Agreement).  All amounts paid by Acquiror hereunder shall be made in U.S. Dollars.

(d) Transfers of Ownership.  If any cash amount payable pursuant to Section 1.9(a) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.

(e) No Liability.  Notwithstanding anything to the contrary in this Section 1.10, none of Acquiror, Sub, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

1.11 No Further Ownership Rights in the Company Common Stock or Company Options.  All cash paid or payable following the surrender for exchange of all shares of Company Common Stock, and all cash paid or payable in respect of the Company Options in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to all shares of Company Common Stock and Company Options including any rights to declared but unpaid dividends, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

1.12 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof and, if required by the Surviving Corporation, the posting by such record holder of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, such cash as may be required pursuant to Section 1.9 in respect of such Certificate.

1.13 Tax Consequences.  The parties acknowledge that the Merger does not qualify as a “reorganization” described in Section 368(a) of the Code.  Acquiror makes no representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.  The Company acknowledges that the Company and the Company Securityholder are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.14 Withholding Rights.  Each of Acquiror, Sub, the Surviving Corporation, and the Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as Acquiror, Sub, the Surviving Corporation or the Escrow Agent reasonably determines that it is required to deduct and withhold with respect to any such payments under the Code or any other provision of federal, state, local or foreign Tax Legal Requirements.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Persons in respect of which such deduction and withholding was made.

1.15 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company or any Company Subsidiary, the officers and directors of the Surviving Corporation are hereby authorized in the name and on behalf of the Company or any Company Subsidiary to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.16 Initial Working Capital Adjustments.

(a) The Company will cause to be delivered to Acquiror, no later than five (5) Business Days prior to Closing, (i) an estimated statement of the Company Net Working Capital as of the Effective Time (the “Estimated Net Working Capital Statement”) and (ii) a certificate as to the preparation of the Estimated Net Working Capital Statement executed by the Chief Financial Officer of the Company.

(b) The Merger Consideration shall be adjusted as follows:

(i) If the Estimated Net Working Capital is less than the Company Net Working Capital Target, the Merger Consideration shall be reduced by an amount equal to the amount by which the Estimated Net Working Capital is less than the Company Net Working Capital Target (subject to the potential true up set forth in Section 1.18 below); and

(ii) If the Estimated Net Working Capital is greater than the Company Net Working Capital Target, the Merger Consideration shall be increased by an amount equal to the amount by which the Estimated Net Working Capital exceeds the Company Net Working Capital Target (subject to the potential true up set forth in Section 1.18 below).

1.17 Determination of Effective Time Net Working Capital.

(a) As soon as practicable, but in no event later than sixty (60) days following the Effective Time, Acquiror shall prepare and deliver to the Securityholders’ Representative  a statement of the Company Net Working Capital as of the Effective Time (the “Closing Working Capital Statement”).  The date on which such Closing Working Capital Statement is delivered shall be the “Closing Working Capital Delivery Date.”  The Closing Working Capital Statement shall be prepared in good faith in conformity with GAAP applied on a basis consistent with the methods used in computing the Company Net Working Capital Target to the extent such methods are in accordance with GAAP.  The Closing Working Capital Statement shall be accompanied by a certificate as to the preparation of the Closing Working Capital Statement executed by an officer of the Acquiror.

(b) The Securityholders’ Representative shall have thirty (30) days following the Closing Working Capital Delivery Date to review the Closing Working Capital Statement.  The Securityholders’ Representative and its advisors and representatives shall have full access to all relevant books and records (in electronic format, if available) and employees of the Company to the extent reasonably related to the Securityholders’ Representative’s review of the Closing Working Capital Statement.  Unless the Securityholders’ Representative delivers written notice to Acquiror on or prior to the thirtieth (30th) day after the Closing Working Capital Delivery Date specifying disputed items and the basis therefor, the Securityholders’ Representative shall be deemed to have accepted and agreed to the Closing Working Capital Statement.  If the Securityholders’ Representative timely notifies Acquiror of the Securityholders’ Representative’s objection to the Closing Working Capital Statement, Acquiror and the Securityholders’ Representative  shall, within fifteen (15) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(c) If at the conclusion of the Resolution Period there are amounts still remaining in dispute, then all amounts remaining in dispute shall be submitted to McGladrey & Pullen, LLC or another firm of nationally recognized independent public accountants reasonably acceptable to Acquiror and the Securityholders’ Representative (the “Neutral Auditor”).  Acquiror and the Securityholders’ Representative agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter and to abide by procedures to be mutually agreed upon by Acquiror, the Securityholders’ Representative and the Neutral Auditor.  The fees and expenses of the Neutral Auditor Firm shall be paid by Acquiror and the Company Securityholders based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount contested by such Person, as determined in good faith by the Neutral Auditor.  The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Acquiror and the Securityholders’ Representative, and not by independent review, only those items still in dispute.  The Neutral Auditor’s determination shall be made within thirty (30) days of its engagement, shall be set forth in a written statement delivered to Acquiror and the Securityholders’ Representative and shall be final, binding and conclusive.  The term “Final Closing Working Capital Statement,” as used in this Agreement, shall mean the definitive Closing Working Capital Statement agreed to by the Securityholders’ Representative and Acquiror in accordance with Section 1.17(b) hereof or the definitive Closing Working Capital Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.17(c), in each case prepared in conformity with GAAP applied on a basis consistent with methods used to calculate the Company Net Working Capital Target to the extent such methods are in accordance with GAAP.

1.18 Working Capital Adjustment.  If the Company Net Working Capital on the Final Closing Working Capital Statement (the “Final Net Working Capital”) is greater than the Estimated Net Working Capital (or, in the event no adjustment was made to the Merger Consideration pursuant to Section 1.17(c), the Company Net Working Capital Target), Acquiror shall owe to the Company Securityholders an amount equal to the excess of the Final Net Working Capital over Estimated Net Working Capital (or, in the event no adjustment was made to the Merger Consideration pursuant to Section 1.17(c), the Company Net Working Capital Target), plus a notional amount equal to interest on the amount of such excess from the Effective Date to the date of deposit at the prime rate published by the Wall Street Journal (New York Edition), as the rate may vary from time to time (“Agreed Rate”).  If the Final Net Working Capital is less than the Estimated Net Working Capital (or, in the event no adjustment was made to the Merger Consideration pursuant to Section 1.17(c), the Company Net Working Capital Target), Acquiror shall be owed by the Company Securityholders an amount equal to the excess of Estimated Net Working Capital (or, in the event no adjustment was made to the Merger Consideration pursuant to Section 1.17(c), the Company Net Working Capital Target) over Final Net Working Capital plus a notional amount equal to interest on the amount of such difference from the Effective Date to the date of payment at the Agreed Rate (such amount described in this Section 1.18, the “Final Net Working Capital Payment”).

1.19 Adjusted Net Cash Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall provide Acquiror with the Closing Expenses Certificate, the Company Debt Certificate and the Company Cash Certificate, which shall contain the Company’s estimate of the Company Adjusted Net Cash as of the Effective Time (the “Estimated Adjusted Net Cash”), together with reasonable documentation supporting such estimate.

(b) Acquiror shall prepare and deliver to the Securityholders’ Representative Acquiror’s calculation of the Company Adjusted Net Cash as of the Effective Time (the ”Company Adjusted Net Cash Statement”), together with reasonable documentation supporting such estimate, on the earlier of the Closing Working Capital Delivery Date and the date that is sixty (60) days following the Effective Time.  The Company Adjusted Net Cash Statement shall be accompanied by a certificate as to its preparation executed by an officer of the Acquiror.

(c) After receipt of the Company Adjusted Net Cash Statement, the Securityholders’ Representative shall have thirty (30) days to review the Company Adjusted Net Cash Statement.  Unless the Securityholders’ Representative delivers written notice to Acquiror on or prior to the thirtieth (30th) day after the Securityholders’ Representative’s receipt of the Company Adjusted Net Cash Statement specifying disputed items and the basis therefor, the Securityholders’ Representative shall be deemed to have accepted and agreed to the Company Adjusted Net Cash Statement.  If the Securityholders’ Representative timely notifies Acquiror of the Securityholders’ Representative’s objection to the Company Adjusted Net Cash Statement, Acquiror and the Securityholders’ Representative shall, within fifteen (15) days following the date of such notice, attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(d) If Acquiror and the Securityholders’ Representative are unable to reach agreement during the fifteen (15) days following the date of the Securityholders’ Representative’s notice of disagreement, then all amounts remaining in dispute shall be submitted to the Neutral Auditor.  Acquiror and the Securityholders’ Representative agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter and to abide by procedures to be mutually agreed upon by Acquiror, the Securityholders’ Representative and the Neutral Auditor.  The fees and expenses of the Neutral Auditor Firm shall be paid by Acquiror and the Company Securityholders based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount contested by such Person, as determined in good faith by the Neutral Auditor.  The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Acquiror and the Securityholders’ Representative, and not by independent review, only those items still in dispute.  The Neutral Auditor’s determination shall be made within thirty (30) days of its engagement, shall be set forth in a written statement delivered to Acquiror and the Securityholders’ Representative and shall be final, binding and conclusive.  For the avoidance of doubt, the parties agree that any disputed items under Section 1.17 and this Section 1.19 shall be submitted to the same Neutral Auditor.  The term “Final Company Adjusted Net Cash Statement,” as used in this Agreement, shall mean the definitive Company Adjusted Net Cash Statement agreed to by the Securityholders’ Representative and Acquiror in accordance with Section 1.19(c) hereof or the definitive Company Adjusted Net Cash Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.19(d).

(e) If the Company Adjusted Net Cash on the Final Company Adjusted Net Cash Statement (the “Final Adjusted Net Cash”) is greater than the Estimated Adjusted Net Cash, Acquiror shall owe to the Company Securityholders an amount equal to the excess of the Final Adjusted Net Cash over Estimated Adjusted Net Cash, plus a notional amount equal to interest on the amount of such excess from the Effective Date to the date of deposit at the Agreed Rate.  If the Final Adjusted Net Cash is less than the Estimated Adjusted Net Cash, Acquiror shall be owed by the Company Securityholders an amount equal to the excess of Estimated Adjusted Net Cash over Final Adjusted Net Cash plus a notional amount equal to interest on the amount of such difference from the Effective Date to the date of payment at the Agreed Rate (such amount described in this Section 1.19(e), the “Final Adjusted Net Cash Payment”)

(f) Promptly following the determination of each of the Final Net Working Capital Payment and the Final Adjusted Net Cash Payment (the ”Final Determination”), amounts owed from each party to the other pursuant to Section 1.18 and this Section 1.19 shall be netted (such net amount, the “Final Adjustment Amount”). If Acquiror owes the Final Adjustment Amount to the Company Securityholders, within five (5) Business Days of the Final Determination Acquiror shall deposit (in each case for prompt distribution to the Company Securityholders) with the Exchange Agent (and the Company’s current payroll provider in respect of the portion of such amount allocable to the holders of Company Employee Options per the Pro Rata Share as stated in the Spreadsheet) an amount equal to the Final Adjustment Amount.  If the Company Securityholders owe the Final Adjustment Amount to Acquiror, Acquiror shall be entitled to withdraw from the Escrow Amount an amount equal to the Final Adjustment Amount.  With respect to any payment to Acquiror in connection with adjustments to the Escrow Amount pursuant to this Section 1.19(f), the Securityholders’ Representative and Acquiror shall deliver to the Escrow Agent, within two (2) Business Days following the Final Determination, a written notice executed by both parties instructing the Escrow Agent to make such payment to the Acquiror from the Escrow Amount.

(g) Any amounts paid under Section 1.19(f) shall be treated as an adjustment to the consideration payable to the Company Securityholders under this Agreement, except as otherwise provided by applicable Legal Requirements.

1.20 Spreadsheet.  The Company shall prepare and deliver to Acquiror, not later than five (5) Business Days prior to the Closing Date, a spreadsheet (the “Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth all of the following information, as of the Closing Date and immediately prior to the Effective Time:  (a) the names of all the Company Securityholders and their respective addresses; (b) the number and kind of shares of Company Common Stock held by, or subject to the Company Options held by, such Persons; (c) the exercise price per share in effect for each Company Option; (d) each Company Securityholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Merger Consideration; (e) each Company Securityholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the amount to be contributed to the Escrow Amount and Reserve on behalf of each Company Securityholder; (f) the calculation of the Escrow Amount, Total Stock, Reserve, and Merger Consideration; and (g) the Aggregate Exercise Amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to, and except as set forth in the disclosure letter of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Acquiror the following as of the date hereof and as of the Effective Time:

2.1 Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full corporate power to own, lease and operate its properties and to conduct its business as currently conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction required for the current conduct of its business, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.  The jurisdictions in which the Company is licensed or qualified to do business as a foreign corporation are set forth on Section 2.1 of the Company Disclosure Letter.  The Company has heretofore provided or made available to Acquiror (or Acquiror’s Representatives) true and complete copies of the Company Certificate of Incorporation and its bylaws as currently in full force and effect.  The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or its bylaws.

2.2 Subsidiaries.

(a) Section 2.2(a) of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary.  Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person, and neither the Company nor any Company Subsidiary has any rights to, or is bound by any commitment or obligation to, acquire any securities or ownership interests of, or to make any investment in or capital contribution to, any Person (other than with respect to any Company Subsidiary).  Except as set forth in Section 2.2(a) of the Company Disclosure Letter, all of the outstanding capital stock (or similar equity interests) of each Company Subsidiary is (or are) owned directly or indirectly by the Company free and clear of all Encumbrances, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or similar equity interests) and is (or are) validly issued, fully paid and nonassessable, and there are no outstanding (i) options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock (or similar equity interests) of any such Company Subsidiary or (ii) securities of the Company or of any Company Subsidiary convertible into or exchangeable for shares of capital stock or similar equity interests in any Company Subsidiary (the capital stock (or similar equity interests) of any Company Subsidiary and the items in clauses (i) and (ii) being the “Company Subsidiary Securities”).  As used in this Agreement, the term “Company Subsidiary” means each Person which is a Subsidiary of the Company.  There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Securities.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Company Subsidiary has full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.  Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction required for the current conduct of its business, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.  No Company Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents.

2.3 Capital Structure.

(a) The authorized capital of the Company consists of 20,000,000 shares of Company Common Stock, of which 6,562,875 shares are issued and outstanding as of the close of business on the date hereof.  The Company has no authorized nor issued and outstanding preferred stock.

(b) Section 2.3(b) of the Company Disclosure Letter sets forth, as of the close of business on the date hereof, (i) the name of each Person that is the registered owner of any shares of Company Common Stock and the number and class or series of such shares so owned by such Person, and (ii) a list of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such Company Option, the grant date, exercise price and vesting schedule for such Company Option and whether and to what extent the exercisability of such option will be accelerated as a result of the transactions contemplated by this Agreement and the date on which such Company Option expires.  Each Company Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant.  The Company has heretofore provided or made available to Acquiror (or Acquiror’s Representatives) true and complete copies of the standard form of Company Option agreement and any stock option agreements that differ from such standard form.

(c) Except for (A) currently outstanding Company Options to purchase up to 1,619,000 shares of Company Common Stock which have been granted to employees, consultants or directors pursuant to the Company Option Plans, and (B) a reservation of an additional 1,756,000 shares of its Company Common Stock for direct issuances or purchase upon exercise of Company Options to be granted in the future, under the Company Option Plans (1) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (2) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right.  There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(d) All issued and outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of Company Options, when issued in accordance with the applicable security, will be, duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, the Company Certificate of Incorporation or the Company’s bylaws or any agreement to which the Company is a party and are free of any Encumbrances created by the Company in respect thereof.  All issued and outstanding shares of Company Common Stock and Company Options were issued in material compliance with all applicable state and federal securities Legal Requirements.

(e) No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company.  There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its securities.

(f) None of the Company Common Stock or the Company Options is owned by any Company Subsidiary.

(g) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company and any Company Subsidiary were undertaken in compliance with the certificate of incorporation and bylaws or equivalent organizational or governing documents of the Company or Company Subsidiary, as applicable, then in effect, any agreement to which the Company or Company Subsidiary, as applicable, then was a party and in material compliance with all state Legal Requirements applicable to general business corporations and all applicable state and federal securities Legal Requirements.

2.4 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, and subject to adoption of this Agreement through the requisite vote by the Company Stockholders and the approval by the Company Stockholders of the Merger (the “Stockholder Approval”), to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by the Company’s Board, which, at a meeting duly called and held, unanimously determined that the Merger is advisable in accordance with Section 251(b) of the Delaware Law and in the best interests of the Company Stockholders, unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and unanimously resolved to recommend approval and adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the Company Stockholders.  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Legal Requirements affecting or relating to creditors’ rights generally and principles of equity.

(b) The execution and delivery of this Agreement by the Company do not, and neither the consummation of the transactions contemplated hereby nor compliance by the Company with any provisions of this Agreement will, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or require any consent or other action under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Company Certificate of Incorporation or its bylaws, (ii) any Legal Requirement, (iii) any Contract binding upon the Company or any Company Subsidiary or (iv) result in the creation or imposition of any Encumbrance on any asset of the Company or any Company Subsidiary except with such exceptions, in the case of each of clauses (ii) through (iv), where such conflict, violation, default, termination, cancellation or acceleration would not be reasonably expected to, individually or in the aggregate, be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.5, (ii) such filings and notifications as may be required to be made in connection with the Merger under the HSR Act or applicable foreign Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws, and (iii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be reasonably expected to, individually or in the aggregate, be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

2.5 Financial Statements.  The Company has provided or made available to Acquiror (or Acquiror’s Representatives) its consolidated audited financial statements for each of the fiscal years ended December 31, 2009 and 2010, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the nine-month period ended September 30, 2011 (collectively, the “Financial Statements”, with the balance sheet included in the September 30, 2011 Financial Statements, sometimes referred to herein as the “Company Balance Sheet”).  The Financial Statements have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes and are subject to normal recurring year-end audit adjustments).  The Financial Statements fairly present in all material respects the consolidated financial condition of the Company and the Company Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments).

2.6 Undisclosed Liabilities.  Except (a) as disclosed, set forth or reflected or reserved against on the Financial Statements, (b) for liabilities permitted by or incurred pursuant to this Agreement, (c) for liabilities incurred in the ordinary course of business consistent with past practices since September 30, 2011 (the “Company Balance Sheet Date”) or (d) for liabilities set forth on Section 2.6 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is subject to any material liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

2.7 Absence of Certain Changes.  Except as expressly contemplated by this Agreement, between the Company Balance Sheet Date and the Agreement Date, (a) the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice, (b) the Company and the Company Subsidiaries have not suffered any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of the Company or any Company Subsidiary and (c) there has not occurred a Material Adverse Effect.

2.8 Litigation.  There is no action, suit or proceeding pending before any Governmental Entity, or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their assets or properties or any of their present or former directors, officers or employees (in their capacities as such).  To the Knowledge of the Company, there is no material judgment, award, decree, injunction or order against the Company or any Company Subsidiary, or any of their assets or properties, or any of their present or former directors, officers or employees (in their capacities as such).

2.9 Restrictions on Business Activities.  There is no Contract, judgment or injunction, award, order or decree binding upon the Company, any Company Subsidiary or any of their respective assets or properties, which limits the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person generally or in any geographic area or which could reasonably be expected to so limit the freedom of the Company or any Affiliate after the Effective Time, or which would reasonably be expected otherwise to have the effect of materially impairing any current business practice of the Company or any Company Subsidiary.

2.10 Compliance with Laws; Governmental Permits.  The Company and each Company Subsidiary has complied in all material respects with all Legal Requirements applicable to the conduct of its business.  The Company and each Company Subsidiary has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is necessary to own, lease and operate its properties and to carry on its business as owned, leased, operated or carried on as of the Agreement Date (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect.  None of the Company Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement; provided, however, no representation or warranty is made with respect hereto as to facts, circumstances or matters related to Acquiror, Sub and their respective Affiliates and the result or effect of the Surviving Corporation being a wholly-owned subsidiary of Acquiror from and after the Effective Time.  Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity regarding (a) any material violation of any Legal Requirements or material violation of any Company Authorization or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization.

2.11 Title to Property and Assets.  The Company and each Company Subsidiary has good and marketable title to all of its material properties, and interests in all of its material properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased material properties and assets, including, without limitation, the Leased Real Property, valid leasehold interests in such properties and assets which afford the Company or the applicable Company Subsidiary peaceful and undisturbed leasehold possession of such properties and assets, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.  The material property and equipment of the Company and each Company Subsidiary that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear.

2.12 Real Estate.  Section 2.12 of the Company Disclosure Letter sets forth a list of all leases and subleases (each a “Lease”) under which the Company or any Company Subsidiary occupies or has the right to occupy commercial property (the “Leased Real Property”), including all amendments thereto.  Section 2.12 of the Company Disclosure Letter identifies the address or legal description of each parcel of Leased Real Property.  To the Knowledge of the Company, the Company has adequate rights of ingress and egress into the Leased Real Property.  The Company and the Company Subsidiaries do not own any real property and never have owned any real property.  To the Knowledge of the Company, each Lease is valid, in full force and effect and enforceable against the Person leasing the Leased Real Property to the Company.  The Company or the applicable Company Subsidiary is not in default (and, to the Knowledge of the Company, there is no event or condition that after notice or lapse of time or both would constitute a default by the Company or the applicable Company Subsidiary) under any Lease and, to the Knowledge of the Company, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto under any Lease.  The Company has heretofore made available to Acquiror true and complete copies of all Leases.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) material Company Intellectual Property owned by the Company and each Company Subsidiary and for which (a) the Company and each Company Subsidiary has been issued a registration of any Intellectual Property or (b) the Company and each Company Subsidiary is currently prosecuting applications for registration of any Intellectual Property; (ii) material domain names owned the Company and each Company Subsidiary and used by the Company and each Company Subsidiary in the conduct of the business; and (iii) material unregistered trademarks owned by the Company and each Company Subsidiary and used by the Company and each Company Subsidiary in the conduct of the business (the “Company Owned Intellectual Property”).  All applications for registration of the Company Owned Intellectual Property and all registrations for the Company Owned Intellectual Property are subsisting, and all annuity, maintenance, renewal and other fees necessary to maintain any registered Company Owned Intellectual Property are current.

(b) To the Knowledge of the Company, the Company and/or the Company Subsidiaries own or otherwise have sufficient rights to use all material Intellectual Property necessary to conduct its business as currently conducted (“Necessary Intellectual Property”).  Consummation of the transactions contemplated by this Agreement will not encumber, impair or extinguish any rights of the Company or the Company Subsidiaries in the Material Intellectual Property.

(c) Section 2.13(c) of the Company Disclosure Letter lists all agreements under which the Company or any Company Subsidiary is granted any material license rights with respect to the Intellectual Property of any third party that constitutes Necessary Intellectual Property, excluding any use licenses, label licenses and similar licenses that customarily accompany the sale or license of products, materials or off-the-shelf shrink-wrap, click-through or similar licenses for commercially available software, in each case as may be granted to the Company or the Company Subsidiaries as a result of the Company’s or the Company Subsidiaries’ purchase or licensing of materials, products, services and off-the-shelf shrink-wrap, click-through or similar licenses for commercially available software in the ordinary course of business.  To the Knowledge of the Company, each such agreement is in full force and effect, and the Company has in all material respect performed its obligations thereunder.  Except as set forth in Section 2.13(d) of the Company Disclosure Letter, no Government Entity, university, college, other educational institution or research center has any claim or right in or to the Company Owned Intellectual Property.

(d) The conduct of the business as conducted by the Company and each Company Subsidiary as of the date hereof, does not, to the Knowledge of the Company, constitute infringement, misappropriation or other violation of any Intellectual Property rights of any Person.  The Company and each Company Subsidiary have not received during the four (4) year period prior to the Effective Date, any written notice of infringement, misappropriation or violation of any Intellectual Property right of any other Person.

(e) To the Knowledge of the Company, there is no infringement, misappropriation or unauthorized use by any Person of any of the Company Owned Intellectual Property.  No Person has challenged in writing or in any litigation to which the Company is a party the validity or enforceability of any of the Company Owned Intellectual Property or the title of the Company and each Company Subsidiary thereto and, to the Knowledge of the Company, no such litigation has been threatened in writing.

(f) The Company and each Company Subsidiary have taken reasonable actions intended to preserve the confidentiality of all trade secrets that are material to the Company’s current business.

(g) To the extent any Company Owned Intellectual Property has been developed or created by any party (including any current or former employee of the Company or the Company Subsidiaries) for the Company or any of the Company Subsidiaries, the party has assigned exclusive ownership to the Company and/or the Company Subsidiaries with respect thereto.

(h) None of the Company or the Company Subsidiaries has given to any Person an indemnity in connection with any Intellectual Property, other than indemnities that are made in the ordinary course of business consistent with past practices under the Company’s Contracts or otherwise, individually or in the aggregate, that could not result in liability to the Company in excess of $500,000.

2.14 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental Claim” shall mean any claim, action, cause of action, demand, investigation, summons, complaint, order or written notice by any Governmental Entity or other Person alleging noncompliance or potential liability (including potential liability for investigatory costs, governmental response costs, natural resources damages, property damages, personal injuries, violations or penalties) under, relating to, arising out of, based on or resulting from Hazardous Materials or any Environmental Law.

(ii) “Environmental Laws” shall mean any Legal Requirements relating to pollution, contamination, or the protection of the indoor or outdoor environment, natural resources, including without limitation, as relating to Releases or threatened Releases of, hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, Release, transport or handling of or exposure to hazardous materials and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting hazardous materials.

(iii) “Environmental Permits” shall mean all permits, licenses, franchises, registrations, certificates, approvals and other similar authorizations of any Governmental Entity relating to or required by Environmental Laws and necessary for the conduct of the business of the Company or any Company Subsidiary as currently conducted.

(iv) “Hazardous Materials” shall mean any substance, material, chemical, reagent or waste or any pollutant or contaminant, or toxic, hazardous, infectious, medical or radioactive substance, material, chemical, reagent, waste or any combination of or with any of the foregoing, defined, regulated, listed under, or that can form the basis for liability under, any Environmental Laws, including any asbestos, mold, lead, polychlorinated bipheyls, petroleum or petroleum derivative.

(v) “Property” shall mean all real property leased, operated, owned or controlled by the Company or any Company Subsidiary.

(vi) “Facilities” shall mean all buildings and improvements on the Property.

(vii) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, escape, pouring, dumping, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface land or subsurface soils) or into or out of any Facilities or Property, including the movement of Hazardous Materials through or in the air, land, soil, surface water, groundwater, Facilities or Property.

(b) The Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits in all material respects.  There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary owns, leases, operates, or controls any property in New Jersey or Connecticut.

(d) There is no material environmental investigation, assessment, study, audit, test, review or other analysis within the possession, custody or control of the Company or any Company Subsidiary in relation to the current or prior business of the Company or any Company Subsidiary or any property or facility now or previously owned, leased, operated or controlled by the Company or any Company Subsidiary which has not been provided or made available to Acquiror (or Acquiror’s Representatives) at least five (5) days prior to the date hereof.

(e) For purposes of this Section 2.14, the terms “Company” and “Company Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or any Company Subsidiary.

2.15 Taxes.

(a) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed by them and have timely paid all Taxes reflected as due on any such Tax Return (taking into account extensions to file).  All Tax Returns that have been filed by the Company and the Company Subsidiaries are true, correct and complete in all material respects.  The Company has provided or made available to Acquiror (or Acquiror’s Representatives) correct and complete copies of all material Tax Returns filed by the Company or any Company Subsidiary within the last three (3) calendar years.

(b) The Company Balance Sheet reflects all liabilities for unpaid Taxes of the Company and the Company Subsidiaries for periods (or portions of periods) through the Company Balance Sheet Date.  Since the Company Balance Sheet Date, neither the Company nor the Company Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax asset or Tax liability of the Company or the Company Subsidiaries.  All information set forth in the Company Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.

(c) There is no Tax deficiency proposed in writing, or to the Knowledge of the Company assessed, against the Company or any Company Subsidiary that is not reflected as a liability on the Company Balance Sheet through the Company Balance Sheet Date.

(d) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax Sharing Agreement.  Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than a group the common parent of which was the Company or any Company Subsidiary, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of the Company or any Company Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other Person.

(e) The Company and each Company Subsidiary has provided or made available to the Acquiror all documentation relating to any utilized Tax holidays.  The Company and each Company Subsidiary has complied in all material respects with the conditions stipulated in each Tax holiday, no submissions made to any Tax Authority in connection with obtaining any Tax holiday contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any Company Subsidiary for any Tax holiday.

(f) Neither the Company nor any Company Subsidiary is, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(g) The Company and each Company Subsidiary has withheld from employee wages or amounts owing to any independent contractor, creditor or third party, timely reported and paid over to the proper Tax Authority (or is properly holding for such timely payment) all amounts required to be so withheld, reported or paid over under all applicable Legal Requirements.

(h) There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired and which will be in effect after the Closing.

(i) Neither the Company nor any Company Subsidiary has executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax which waiver or extension is currently in effect.

(j) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable transfer pricing Legal Requirements.

(k) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any Tax or Tax asset.  No adjustment that would increase the Tax liability, or reduce any Tax asset, of the Company or any Company Subsidiary has been proposed or made in writing, or to the Knowledge of the Company, threatened by a Taxing Authority during any audit of a Tax period which could reasonably be expected to be threatened, proposed or made in an audit of any subsequent Tax period.  There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any Company Subsidiary and any Taxing Authority.  Neither the Company nor any Company Subsidiary has received a written tax opinion with respect to any material transaction, other than a transaction in the ordinary course of business.  Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement with any Tax Authority affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.  During the five-year period ending on the date hereof, neither the Company nor any Company Subsidiary has made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

(l) Section 2.15(l) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) to which any material Tax is properly payable by the Company or any Company Subsidiary.  No written claim has been made by any Governmental Entity in a jurisdiction where the Company and/or any Company Subsidiary do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(m) Neither the Company nor any Company Subsidiary is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion.  Neither the Company nor any Company Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.  During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(n) Neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period.  There is no consolidated overall foreign loss of the Company and the Company Subsidiaries.  Neither the Company nor any Company Subsidiary will be required to include for any Post-Closing Tax Period taxable income attributable to income economically realized in Pre-Closing Tax Period, including as a result of any distributions from an entity that is fiscally transparent for Tax purposes or the use of the installment method or the look-back method (as defined in Section 460(b) of the Code).

(o) Neither the Company nor any Company Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.  None of the property owned by the Company or any Company Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(p) No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat any Company Subsidiary as an association, corporation or partnership.  No Company Subsidiary is disregarded as an entity for Tax purposes.

2.16 Employee Benefit Plans and Employee Matters.

(a) The Company has provided or made available to Acquiror (or Acquiror’s Representatives) a list of the names (where permitted by law), titles, annual salaries (or wage rates for non-salaried employees) and other compensation of all employees of the Company and the Company Subsidiaries.

(b) Section 2.16(b) of the Company Disclosure Letter sets forth, as of the date hereof, each deferred compensation and each bonus, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); and any other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is currently sponsored, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary, is party, for the benefit of any employee of the Company or any Company Subsidiary (collectively, the “Company Employee Plans”).  A true and complete copy of each Company Employee Plan has been provided or made available to Acquiror (or Acquiror’s Representatives).

(c) Section 2.16(c) of the Company Disclosure Letter sets forth, and the Acquiror has been provided a copy of, each employment, termination or severance agreement (other than agreements customarily entered into with employees in jurisdictions other than the United States providing the statutory minimum termination notice  period or severance benefits, in which case the form of such agreement has been provided or made available to Acquiror (or Acquiror’s Representatives)) with an employee (or former employee, to the extent obligations of the Company remain outstanding) of the Company or any Company Subsidiary and any service agreement with any independent contractor.

(d) Neither the Company nor any of the Company Subsidiaries, nor any other entity with which the Company would be considered under common control under ERISA, does now, or did at any time in the past, sponsor, maintain or contribute to any plan subject to Title IV of ERISA or a multiemployer plan, as defined in Section 3(37) of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Company with respect to a Company Employee Plan that has not been satisfied in full, and no condition exists that presents a risk to Acquiror of incurring any such liability with respect to a Company Employee Plan.  No non-U.S. Company Employee Plan is a defined benefit plan.

(e) Neither the Company nor any Company Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required to avoid excise tax under Section 4980B of the Code or similar local, state or non-U.S. laws.

(f) There are no loans outstanding from the Company or any Company Subsidiary to any employee or director.

(g) Except as set forth in Section 2.16(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement (whether alone or together with another event, such as a termination of employment) will not (i) entitle any employee or officer of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due or require any funding of any future payment, any such employee or officer.

(h) Except as set forth in Section 2.16(h) of the Company Disclosure Letter, there is no Contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(i) There are no pending, or to the Knowledge of the Company, threatened  claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan (other than routine claims for benefits) and each Company Employee Plan has been established and maintained in all material respects in accordance with applicable Legal Requirements.

(j) Each Company Employee Plan has been operated in all material respects in accordance with its terms and applicable Legal Requirements.

(k) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, or has pending or has time remaining in which to file, an application for such letter from the Internal Revenue Service, and the Company is not aware of any reason why any such letter should be revoked or not be reissued.  The Company has made available to Buyer copies of the most recent Internal Revenue Service determination and/or opinion letters with respect to each such Company Employee Plan.

(l) Section 2.16(l) of the Company Disclosure Letter lists, as of the date hereof, all collective bargaining agreements, union contracts and similar agreements in effect that cover any employees of the Company or any Company Subsidiary (each, a “Collective Bargaining Agreement”).

(m) There is no labor strike, lockout or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(n) The Company and the Company Subsidiaries are in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours, and worker classification.

2.17 Insurance.  Section 2.17 of the Company Disclosure Letter contains a complete and accurate list of, and the Company has provided or made available to Acquiror (or Acquiror’s Representatives) true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, directors, officers or employees of the Company and the Company Subsidiaries.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid, the Company and the Company Subsidiaries are otherwise in material compliance with the terms of such policies and bonds and neither the Company nor any Company Subsidiary has received written notice of cancellation or termination with respect to any such insurance.

2.18 Transaction Fees.  Except for fees and expenses of Jeffries & Company, Inc. (or its Affiliates), which will be included within the Transaction Expenses to be paid at Closing, neither the Company nor any Company Subsidiary is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

2.19 Material Contracts.  Section 2.19 of the Company Disclosure Letter contains a complete list of all Contracts (other than Company Employee Plans) to which the Company or any Company Subsidiary is a party to or bound, on the one hand, and a third party is a party to or bound, on the other hand, and that fall within any of the following categories (each, a “Material Contract”):

(a) each Contract with a customer or distributor for the sale or license by the Company or any Company Subsidiary of materials, supplies, goods, products, services, technology or other assets involving annual payments to the Company and the Company Subsidiaries in excess of $500,000;

(b) each Contract with a supplier or other vendor for the purchase or license by the Company or any Company Subsidiary of materials, supplies, goods, products, services, technology or other assets involving annual payments by the Company or the Company Subsidiaries in excess of $500,000;

(c) each Contract involving the exclusive license of Intellectual Property owned by the Company or any Company Subsidiary not terminable at the Company’s or Company Subsidiary’s election;

(d) each Contract, other than any Contract listed in Section 2.9 of the Company Disclosure Letter, (i) which limits or restricts the ability of the Company or any Company Subsidiary to engage or to compete in any line of business or with any Person generally or in any geographic area, or (ii) which could reasonably be expected to so limit the freedom of the Company or any Affiliate after the Effective Time based solely on facts attributable to the Company or its Affiliates immediately prior to the Effective Time;

(e) each lease (whether of real or personal property) providing for annual rentals in excess of $50,000;

(f) each partnership, joint venture or other similar agreement or arrangement;

(g) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) which has any outstanding material obligation owed by or to the Company or any Company Subsidiary;

(h) each Contract relating to Indebtedness or the deferred purchase price of property (in each case, whether incurred, assumed, guaranteed, or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid at the Company’s or Company Subsidiary’s election on not more than 30 days notice;

(i) any development or collaboration Contract for development of products or services for the Company or any of the Company Subsidiaries requiring payments by the Company or any of the Company Subsidiaries in excess of $100,000;

(j) any Contract with any Affiliate of the Company (or any Company Subsidiary), with any director or officer of the Company or any Company Subsidiary, or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(k) any employment or consulting Contract not terminable at the option of the Company without penalty or more than 30 days notice; or

(l) any employment or consulting Contract or any other Contract with severance, change in control or similar arrangements, that will result in any obligation (absolute or contingent) of the Company or any Company Subsidiary to make any payment as a result of the transactions contemplated by this Agreement, termination of employment or both.

Each such Material Contract is in full force and effect, and is valid, binding and enforceable against the Company or a Company Subsidiary party thereto in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Legal Requirements affecting or relating to creditors’ rights generally and principles of equity.  None of the Company nor any Company Subsidiary is in default under or in material breach of any Material Contract, and to the Knowledge of the Company, no third party to any Material Contract is in default under or in material breach of such Material Contract.  The Company or the Company Subsidiary party thereto has performed and is performing all material obligations required to be performed by it under the Material Contracts.  The Company has not received any written notice of an intention to terminate any of the Material Contracts by any of the parties to any of the Material Contracts.  True and complete copies of the Material Contracts have been provided or made available to Acquiror (or Acquiror’s Representatives).

2.20 Customers and Suppliers.  Section 2.20 to the Company Disclosure Letter sets forth (i) lists of the ten (10) largest customers (including distributors) of the Company and the Company Subsidiaries during the fiscal year ended December 31, 2010 and the nine months ended September 30, 2011, based on the consolidated revenue of the Company during such periods, and (ii) lists of the ten (10) largest suppliers of the Company and the Company Subsidiaries during the fiscal year ended December 31, 2010 and the nine months ended September 30, 2011, based on the consolidated expenses of the Company during such periods.  Since December 31, 2010, there has been no termination of the business relationship of the Company or any Company Subsidiary with any such customer or supplier, nor has any such customer or supplier threatened in writing or, to the Company’s Knowledge, otherwise provided the Company with written notice of its intent to terminate or modify in a manner materially adverse to the Company such business relationship.

2.21 Bank Accounts.  Section 2.21 of the Company Disclosure Letter sets forth a true and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains safe deposit boxes or accounts.

2.22 Government Funding.  No authorization, approval or consent of, and no notice to, payment to or filing with, any Governmental Entity involved (in the past or at present) in the subsidization or funding of the Company or any Company Subsidiary, including by any subsidy loan administered by a bank (“Government Funding”, and each such Governmental Entity, a “Governmental Funding Authority”), is required in connection with the consummation of the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company do not, and neither the consummation of the transactions contemplated hereby nor compliance by the Company with any provisions of this Agreement will, conflict with, or result in any material violation of, or default under (with or without notice or lapse of time, or both), or require any consent, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under any Government Funding.  Neither the Company nor any Company Subsidiary is in violation of any Contract for any Government Funding, or any regulation of any Governmental Funding Authority with respect thereto, in connection with the conduct of its business.

2.23 Products.  There are no material unresolved pending claims or, to the Knowledge of the Company, threatened claims by any customer or other Person against the Company or any of the Company Subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or any of the Company Subsidiaries that have been received in writing by the Company or any of the Company Subsidiaries, or (ii) under or based upon any other warranty relating to any product sold by the Company or any of the Company Subsidiaries or any services performed by the Company or any of the Company Subsidiaries.  No product manufactured or sold by the Company or any of the Company Subsidiaries is the subject of any recall or other similar action.

2.24 Books and Records.  The financial records of the Company have been maintained in accordance with a system of internal controls sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The minute books of the Company made available to Acquiror contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Company Stockholders, the Company Board, and any committees of the Company Board, as well as their predecessors, from January 1, 2006 until the date hereof.  At the Effective Time, all of those books and records will be in the possession of the Company.  The Company has previously provided or made available all of these books, records and accounts to Acquiror (or Acquiror’s Representatives).

2.25 No Other Representations or Warranties.  The representations and warranties contained in Article II or in the certificate delivered by the Company pursuant to Section 1.4(b)(i) hereof (the “Officer’s Certificate”) are the only representations and warranties made by the Company.  The Company and each Company Subsidiary disclaim any and all other representations and warranties other than those contained in this Article II or in the Officer’s Certificate delivered pursuant hereto or in connection herewith, whether express or implied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Acquiror represents and warrants to the Company the following as of the date hereof and as of the Effective Time:

3.1 Organization, Standing and Power.  Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Neither Acquiror nor Sub is in material violation of any of the provisions of their respective certificate of incorporation or bylaws.  Each of Acquiror and Sub have the full corporate power to own, lease and operate their properties and to conduct their business as currently conducted.

3.2 Authority; Noncontravention.

(a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Acquiror and Sub of this Agreement and the consummation by Acquiror and Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Acquiror and Sub and, effective immediately after the execution of this Agreement by Sub, the sole stockholder of Sub has adopted this Agreement and approved the Merger and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Acquiror and Sub and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes the valid and binding obligation of Acquiror and Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Legal Requirements affecting or relating to creditors’ rights generally and principles of equity.

(b) The execution and delivery of this Agreement by Acquiror and Sub do not, and neither the consummation of the transactions contemplated hereby nor compliance by Acquiror or Sub with any provisions of this Agreement will, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of their respective certificates of incorporation or bylaws, as amended to date, or (ii) any Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.5, (ii) such filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) such filings and notifications as may be required to be made in connection with the Merger under the HSR Act or applicable foreign Antitrust Laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws, and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

3.3 No Prior Sub Operations.  Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.4 Financing.  As of the date hereof:

(a) Acquiror has delivered to the Company a true and complete copy of the fully executed commitment letter and the related fee letter (with only the fee amounts and other customary information not related to conditionality redacted therefrom) (together, the “Commitment Letter”) dated as of November 25, 2011 between Acquiror and General Electric Capital Corporation, GE Capital Markets, Inc., Silicon Valley Bank, CIT Capital Securities LLC, CIT Healthcare LLC and CIT Bank pursuant to which and subject to the terms and conditions thereof the parties thereto (other than Acquiror) have committed to provide the debt financing in connection with the transactions contemplated hereby (the “Financing”).

(b) The Commitment Letter is a valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the other parties thereto.  The Commitment Letter is in full force and effect and has not been amended or modified in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect.  No event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Acquiror or Sub under the Commitment Letter, and Acquiror has no reason to believe that it will be unable to satisfy on a timely basis, any term or condition of closing to be satisfied by it, contained in the Commitment Letter.  There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Commitment Letter, and Acquiror has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the Financing will not be made available to Acquiror on the Closing Date.  There are no other agreements, side letters, or arrangements relating to the Financing that could affect the availability of the Financing.  Subject to the terms and conditions of the Commitment Letter, the aggregate proceeds of the Financing reflected in the Commitment Letter, together with the other financial resources of Acquiror and Sub including cash on hand and marketable securities of Acquiror, the Company and their respective Subsidiaries on the Closing Date, in each case which have been specifically identified to the Company in writing on the date of this Agreement and set aside by such parties for such purposes, are reasonably expected to be sufficient to consummate the Merger upon the terms contemplated by this Agreement, effect any other repayment or refinancing of debt contemplated in connection with the consummation of the Merger and pay all related fees and expenses of Acquiror, Sub and the Company and their respective Representatives pursuant to this Agreement.  Acquiror has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid by it on or prior to the date of this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as Acquiror shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company will conduct its business in all material respects in the ordinary course consistent with past practices and in material compliance with all applicable Legal Requirements including using its commercially reasonable efforts to:

(a) preserve intact its present business organization, properties and assets;

(b) maintain in effect all of the Company Authorizations;

(c) keep available the services of its directors, officers and Key Employees;

(d) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it.

(e) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practices;

(f) maintain its assets in good operating condition;

(g) maintain the insurance policies described in Section 2.17, its books and accounts and its Intellectual Property, in each case, consistent with past practice and in accordance, in all material respects, with applicable Legal Requirements; and

(h) preserve the confidentiality of all trade secrets that are material to the Company’s business in a manner consistent with the Company’s past practices.

4.2 Restrictions on Conduct of Business of the Company.  Without limiting the generality of Section 4.1, except as expressly contemplated by this Agreement, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, Acquiror shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall not permit any Company Subsidiary to, do any of the following:

(a) Charter Documents.  Cause or permit any amendments to its Company Certificate of Incorporation or bylaws or any Company Subsidiary’s certificate of incorporation or bylaws or equivalent organizational or governing documents (whether by merger, consolidation or otherwise);

(b) Dividends; Changes in Capital Stock.  Declare, set aside, or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (or other equity interests), or split, sub-divide, combine or reclassify any of its capital stock (or other equity interests) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (or other equity interests), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or other equity interests) except, in the case of the Company only, the repurchase of Company Common Stock from former employees, non-employee directors and consultants as and to the extent required pursuant to agreements providing for the repurchase of shares in connection with any termination of service as in effect on the Agreement Date;

(c) Issuance of Securities.  Issue, deliver, sell, pledge, encumber or dispose of or authorize or propose the issuance, delivery, sale, pledge, encumbrance or disposition of, or purchase or propose the purchase of any shares of capital stock (or other equity interests) of any other Person or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares (or other interest) or other convertible or exchangeable securities, other than the issuance of shares of Company Common Stock pursuant to the exercise in accordance with their terms of Company Options outstanding as of the Agreement Date;

(d) Dispositions.  Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

(e) Indebtedness.  Create, incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently, or otherwise) for any additional Indebtedness or other material monetary obligation, other than trade payables incurred in the ordinary course of business consistent with past practice;

(f) Insurance.  Materially reduce the amount of any insurance coverage naming the Company or any Company Subsidiary as a beneficiary or loss payee, or affirmatively cancel or terminate such insurance;

(g) Employee Benefit Plans; Severance; Pay Increases.  (i) Adopt or amend any employee severance or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) grant, pay or increase any bonus, severance or termination pay to any employee or non-employee director or consultant or increase the salaries, wage rates, fees or other benefits of its employees or consultants (other than pursuant to plans, policies or Contracts in effect on the Agreement Date), which shall not be amended or modified on or after the Agreement Date except as required by applicable Legal Requirements) or (iii) establish, adopt or amend (except as required by applicable Legal Requirements) any Collective Bargaining Agreement covering any employees of the Company or any Company Subsidiary;

(h) Lawsuits; Settlements.  Commence or threaten to commence a lawsuit other than for a breach of, or with respect to enforcement of, this Agreement; or settle or offer or propose to settle any litigation to which the Company or any Company Subsidiary is a party;

(i) Acquisitions; Loans.  Except for capital expenditures and third-party licenses, which shall be governed by Section 4.2(p), acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than supplies in the ordinary course of business consistent with past practice, or make any loan, advance or capital contribution to or investment in any Person other than transactions with its wholly-owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(j) Contracts.  (i) Except for capital expenditures and third-party licenses, which shall be governed by Section 4.2(p), enter into any Contract that if in existence as of the Agreement Date would have required such Contract to be listed in Section 2.19 of the Company Disclosure Letter, or amend or modify any Material Contact, (ii) waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract, (iii) shorten or lengthen the customary payment terms or practices of any Material Contracts with customers or suppliers or (iv) fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(k) Accounting.  Change accounting methods or practices or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by concurrent changes in GAAP or applicable Legal Requirements;

(l) Encumbrances.  Except in the ordinary course consistent with past practice, place or allow the creation of any material Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Company;

(m) Liquidation; Reorganization.  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(n) Intellectual Property.  (i) Transfer, sell or exclusively license to any Person any rights to any Company Owned Intellectual Property or any Intellectual Property rights exclusively licensed to the Company or any Company Subsidiary, or enter into with any Person any distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to any Company Owned Intellectual Property or any Intellectual Property rights exclusively licensed to the Company or any Company Subsidiary; (ii) extend, amend or modify any rights to any Company Owned Intellectual Property or any Intellectual Property rights exclusively licensed to the Company or any Company Subsidiary, except as would not be reasonably expected to, individually or in the aggregate, be materially adverse to the Company and the Company Subsidiaries, taken as a whole, (iii) except as set forth in Section 4.2(p) of the Company Disclosure Letter, enter into any agreement under which the Company or any Company Subsidiary is granted any material license rights with respect to the Intellectual Property of any third party that if in existence as of the Agreement Date would have required such agreement to be listed in Section 2.13(c) of the Company Disclosure Letter, or amend or modify any agreement listed therein; (iv) give to any Person an indemnity in connection with any Intellectual Property that if in existence as of the Agreement Date would have required such agreement to be listed in Section 2.13(h) of the Company Disclosure Letter, or (v) permit to lapse or go abandoned any Intellectual Property rights (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or any Company Subsidiary has any right, title or interest, except as would not be reasonably expected to, individually or in the aggregate, be materially adverse to the Company and the Company Subsidiaries, taken as a whole;

(o) Affiliate Transactions.  Enter into any transaction or Contract with any Affiliate of the Company or any Company Subsidiary, with any director or officer of the Company or any Company Subsidiary, or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer, other than transactions between the Company and its wholly-owned Company Subsidiaries or among the Company’s wholly-owned Company Subsidiaries and other than the payment of employee compensation or expense reimbursements in the ordinary course of business consistent with past practices;

(p) Capital Expenditures; Licensing Fees.  Except as set forth in Section 4.2(p) of the Company Disclosure Letter, make or incur capital expenditures or payments under third-party license agreements (which Section 4.2(p) of the Company Disclosure Letter shall list all such capital expenditures and third-party license payments (A) made or incurred between the Current Balance Sheet Date and the date hereof and (B) anticipated to be made or incurred between the date hereof and the earlier to occur of:  (i) the Closing Date or (ii) December 31, 2011); or

(q) Other.  Agree to take any of the actions described in clauses (a) through (p) in this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Stockholder Consent.  (a) The Company shall use its reasonable best efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, the written consent of each of the Company Stockholders listed on Annex B hereto pursuant to which such Company Stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Stockholder Consent”).  The Stockholder Consent shall be in the form attached hereto as Exhibit D, and shall be irrevocable with respect to all shares of Company Common Stock owned beneficially or of record by the consenting Company Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b) Within five (5) Business Days after the date on which the Company obtains the Stockholder Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Stockholder Consent.  The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of Delaware Law and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other Transactions contemplated hereby, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Stockholder Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of Delaware Law and the bylaws of the Company and (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to Section 262 of Delaware Law.  The Stockholder Notice will include therewith a copy of Section 262 of Delaware Law and all such other information as Acquiror shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Stockholder must demand appraisal of such Stockholder’s Company Common Stock as contemplated by 262(d)(2) of Delaware Law.  All materials submitted to Company Stockholders in accordance with this Section 5.1(b) shall be subject to Acquiror’s advance review and reasonable approval.

5.2 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquiror and the Company have previously executed a Confidentiality Agreement dated August 29, 2011 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms.

(b) The Company and Acquiror will consult with each other and agree before issuing any press release, making any public statement, or otherwise making any disclosure with respect to the terms of this Agreement or the transactions contemplated hereby or the use of either party’s name, and will not issue any such press release or make any such public statement or other disclosure prior to such mutual agreement, except to the extent necessary in order to comply with applicable Legal Requirements or any applicable listing agreement with a national securities exchange.

5.3 Regulatory Approvals.

(a) The Company shall (i) no later than three (3) Business Days following the execution of this Agreement, make the initial filing required from the Company under the HSR Act in connection with the consummation of the Merger and the other transactions contemplated hereby; and (ii) as promptly as practicable following the execution of this Agreement, execute and file or, if appropriate, join in the execution and filing of, the applications, notifications, and other documents required for the lawful consummation of the Merger and the other transactions contemplated hereby under the Antitrust Laws of the jurisdictions identified in Section 5.3 of the Company Disclosure Letter.  Acquiror shall pay or cause to be paid all filing fees associated with the above filings, applications, or notifications.  The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all authorizations, approvals, clearances, consents, actions, or non-actions of any Governmental Entity in connection with the above filings, applications, or notifications and, for further clarity, each of the Company and Acquiror shall request early termination of any waiting periods associated with such filings, applications or notifications.  The Company shall promptly inform Acquiror of any material communication between the Company (including its representatives, counsel, or consultants) and any Governmental Entity regarding any of the transactions contemplated hereby.  If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Merger or the other transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views and input of the Acquiror.

(b) Acquiror shall no later than three (3) Business Days following the execution of this Agreement, make the initial filing required from Acquiror under the HSR Act in connection with the consummation of the Merger and the other transactions contemplated hereby.  Acquiror shall pay or cause to be paid all filing fees associated with the filings required under the HSR Act.  Acquiror shall promptly inform the Company of any material communication between Acquiror (including its representatives, counsel, or consultants) and any Governmental Entity regarding any of the transactions contemplated hereby.  If Acquiror or any Affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views and input of the Company.

(c) The Company and Acquiror shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between the Company (including its representatives and counsel and any Company Subsidiary) or Acquiror (including its representatives, counsel and Subsidiaries), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. The Company, on the one hand, and Acquiror, on the other hand, shall keep the other timely appraised of any inquiries or requests for additional information from any Governmental Entity pursuant to any Antitrust Law, to the extent permissible and shall use its commercially reasonable efforts to comply promptly with any such inquiry or request.  The Company, on the one hand, and Acquiror, on the other hand (including their respective Representatives), shall permit counsel for the other party reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement.  Each of the Company, on the one hand, and Acquiror, on the other hand, agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding (each a “Proceeding”) is instituted or threatened to be instituted, or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) is entered or threatened to be entered, in each case challenging the consummation of the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the parties shall use commercially reasonable efforts to contest, avoid, vacate, modify, or suspend each such Proceeding or Order, including through litigation.  Nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) if such party has, until such date, complied in all material respects with its obligations under this Section 5.3.

(e) Notwithstanding anything in this Agreement to the contrary, the parties hereto understand and agree that neither party hereto shall be required by this Section 5.3 to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby, (ii) divest or otherwise hold separate (including by establishing a trust or otherwise) or (iii) take any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

5.4 Commercially Reasonable Efforts; Notice of Certain Events.  (a) Subject to the limitations set forth in Section 5.3, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

(b) Each of Acquiror, the Company and the Securityholders’ Representative shall promptly notify the other parties of: (i) any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or that any compensation or other benefit is due to be paid to such Person on the basis of any of the transactions contemplated by this Agreement, other than payments expressly provided for herein, (ii) any notice or other communication from any Governmental Entity received by such party in connection with the transactions contemplated by this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, (iv) any inaccuracy of any representation or warranty made by such party in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be, not to be satisfied; and (v) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.5 Access to Information.

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (a) the Company shall (and shall cause each Company Subsidiary to) afford Acquiror and its accountants, counsel and other representatives, reasonable access upon reasonable advance notice during business hours to (i) all of the Company’s and each Company Subsidiary’s properties, books, Contracts and records and (ii) other information concerning the business, properties and personnel of the Company or any Company Subsidiary as Acquiror may reasonably request; provided, that the Company shall not be required to provide Acquiror or its agents with access to any files, books, records or information where such access would (A) waive any privileges or protections under applicable Legal Requirements, (B) violate any privacy rights applicable to employees or (C) violate the terms of any nondisclosure or similar Contract with any third party (provided, that in each case, the Company shall use its commercially reasonable efforts to provide Acquiror with access to such information to the fullest extent practicable without risking loss of privilege or protections under such Legal Requirement, privacy right or Contract, including, for example, providing for such information to be reviewed by counsel for Acquiror on terms reasonably acceptable to counsel for the Company).

(b) From and after the Closing, Acquiror will make or cause to be made available (including by electronic means, to the extent available) to the Securityholders’ Representative all books, records, Tax Returns and documents of the Company (and the assistance of employees responsible for such books, records and documents or whose participation is reasonably necessary or desirable in connection therewith) as may be reasonably necessary for such purposes for which access to such documents is reasonably necessary for the Securityholders’ Representative to exercise its rights and conduct its duties hereunder; provided, however, that any such access or furnishing of information shall be during the Company’s normal business hours, under the supervision of Acquiror’s personnel and in such a manner as not to interfere with the normal operations of Acquiror or the Company.

5.6 Expenses.  Whether or not the Merger is consummated, except to the extent otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

5.7 Parachute Payment Waivers.  The Company shall use commercially reasonable efforts to obtain and deliver to Acquiror, prior to the initiation of the requisite stockholder approval procedure under Section 5.8, a parachute payment waiver from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.8, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code.

5.8 Section 280G Stockholder Approval.  The Company shall use its commercially reasonable efforts to obtain the approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all parachute payments that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.9 Continuing Employee Benefits.  For one year following the Effective Time, Acquiror shall (i) cause the Surviving Corporation (or its respective direct and indirect Subsidiaries) to, continue to pay each Continuing Employee employed in the United States (each, a “U.S. Continuing Employee”) a base salary that is no less than the current base salary for such U.S. Continuing Employee and (ii) provide U.S. Continuing Employees with employee benefits substantially comparable to those provided to similarly situated employees of Acquiror.  For purposes of determining after the Effective Time the extent to which any U.S. Continuing Employee is eligible for or vested in (and, in regard to any severance or vacation entitlement only, the level of benefits under) any Acquiror employee benefit plan, program or arrangement covering the U.S. Continuing Employee, the Acquiror shall credit the U.S. Continuing Employee, to the extent permitted by applicable Legal Requirements, for all service with the Company and any Company Subsidiary before the Effective Time to the same extent such service was credited for such respective purposes by the Company and the Company Subsidiaries as of the Effective Time under a corresponding Company Employee Plan.

5.10 Tax Matters.

(a) Transfer Taxes.  All Transfer Taxes shall be paid by Acquiror when due, and Acquiror will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(b) Covenants.  Without the prior written consent of Acquiror, prior to the Closing, neither the Company nor any Company Subsidiary shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have the effect of increasing the Tax liability or reducing any Tax asset of the Company, any Company Subsidiary, Acquiror or any Affiliate of Acquiror, take or omit to take any other action outside of the ordinary course of business.

(c) Income Tax Returns.  The Acquiror shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and any Company Subsidiary to be filed for (i) any Tax period ending on or before the Closing Date the due date of which (taking into account extensions) is after the Closing Date, and (ii) any Tax period of the Company or any Company Subsidiary that includes (but does not end on) the Closing Date (a “Straddle Period”); provided that to the extent that such Tax Return (x) could result in a material Tax liability for which the Company Securityholders would be responsible as Indemnifiable Damages or (y) is for a Tax period ending on the Closing Date and is expected to reflect Anticipated Refunds.  The Acquiror shall provide each such Tax Return to the Securityholders’ Representative for its review and comment at least fifteen (15) Business Days prior to the date on which such Tax Return is to be filed (except that in the case of a Tax Return due (taking into account any timely filed extensions) within thirty (30) days following the Closing Date or filed on a monthly basis or more frequently, the Tax Return shall be provided to the Securityholders’ Representative in such shorter period of time prior to filing as the Acquiror shall reasonably determine to be practicable), the Acquiror shall accept the reasonable comments of the Securityholders’ Representative  to each such Tax Return, and the Acquiror shall cause such Tax Return to be signed by the appropriate officer(s) of the Acquiror or the Company or a Company Subsidiary, as the case may be, and timely filed.  Each such Tax Return shall be prepared in a manner that is consistent with the past practice of the Company and the Company Subsidiaries, unless Acquiror reasonably determines that it does not have a more likely than not position with respect to an item on such Tax Return.  The parties agree that, to the extent permitted by applicable law, Transaction Deductions shall be taken into account as losses or deductions in the Tax period ending on the Closing Date, provided that the parties hereto agree that the Company shall make the safe harbor election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees that were paid by or on behalf of the Company or any of the Company Subsidiaries as an amount that did not facilitate the transactions contemplated under this Agreement and therefore treat 70% of such costs as deductible.  As soon as practicable after Closing, the Acquiror shall cause the Company and the Company Subsidiaries to file Tax Returns to obtain a refund of any overpayment of estimated Taxes and to carry back any losses generated in the Tax period ending on the Closing Date to obtain a Tax refund, including, without limitation, any and all Anticipated Refunds.  Neither the Company or any Company Subsidiary shall make the election provided for in Section 172(b)(3) of the Code (or any similar election for state income Tax purposes) to waive the carryback of any net operating loss arising in the Tax period ending on the Closing Date.

(d) Cooperation on Tax Matters.  Acquiror, the Company and the Securityholders’ Representative  shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Acquiror, the Company and the Securityholders’ Representative agree to retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity.  Acquiror and the Securityholders’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) Tax Claims.  If, subsequent to the Closing, any of Acquiror, the Company, any Company Subsidiary or the Securityholders’ Representative receives notice of a claim by any Tax Authority that, if successful, might result in an indemnity payment hereunder or seeks a Refund Disallowance (a “Tax Claim”), then within ten (10) Business Days after receipt of such notice, Acquiror, the Company or the Securityholders’ Representative, as the case may be, shall give written notice of such Tax Claim to the other parties.  The Securityholders’ Representative shall have the right, at its own expense, to (i) participate in and (ii) with respect to any Tax Claim that relates solely to Pre-Closing Tax Periods, assume the defense of any such Tax Claim; provided that (i) the Securityholders’ Representative provides written notice of its intent to assume such defense within fifteen (15) Business Days after it has received written notice of such Tax Claim, (ii) the Securityholders’ Representative’s counsel is reasonably satisfactory to Acquiror, (iii) the Securityholders’ Representative shall thereafter consult with Acquiror upon Acquiror’s reasonable request for such consultation from time to time with respect to such Tax Claim and (iv) the Securityholders’ Representative shall not, without Acquiror’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, agree to any settlement with respect to any Tax.  Acquiror shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Securityholders’ Representative.  Acquiror shall not settle any Tax Claim in respect of which indemnity may be sought hereunder without the consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the previous sentence, if the Securityholders’ Representative does not respond to any request to settle a Tax Claim within fifteen (15) Business Days, Acquiror may settle such Tax Claim in its sole discretion.  The Company Securityholders shall pay Acquiror promptly for their portion of any Indemnifiable Damages that results from the resolution of any such Tax Claim, to the extent that such amounts have not been recovered from the Escrow Amount.

(f) The Company Securityholders shall not be liable under Section 8.2 with respect to any Tax resulting from a Tax Claim the defense of which the Securityholders’ Representative was not offered the opportunity to assume as provided under Section 5.10(e) to the extent the Securityholders’ liability under Section 8.2 is materially and adversely affected as a result thereof.  To the extent that this Section 5.10 is inconsistent with Article VIII, this Section 5.10 shall govern any Tax Claims.

(g) If the Company or any Company Subsidiary receives any Covered Refund, Acquiror shall, within thirty (30) days of receipt of any such Covered Refund, pay the Securityholder Refund Portion to the Exchange Agent or, if the Covered Refund is received after the Final Escrow Release Date, the Securityholders’ Representative (and the Company’s current payroll provider in respect of the portion of such amount allocable to the holders of Company Employee Options per the Pro Rata Share as stated in the Spreadsheet) for distribution to the Company Securityholders.  For further clarity, any payments made pursuant to this Section 5.10(g) shall be treated as an adjustment to the Merger Consideration payable to the Company Securityholders under this Agreement for all income Tax purposes.  For the avoidance of doubt, any Refund Disallowance shall be treated as a Covered Tax.

(h) Disputes that arise under this Section 5.10, Section 8.3(c) or Section 8.8 and are not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized expert in the relevant area with no material relationship with the parties or their Affiliates (the “Tax Referee”), chosen and mutually acceptable to both Acquiror and the Securityholders’ Representative within five days of the date on which the need to choose the Tax Referee arises.  The Tax Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Tax Referee shall be paid by Acquiror and the Securityholders’ Representative based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount contested by such Person, as determined in good faith by the Tax Referee.

5.11 Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Closing Date, Acquiror and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company and the Company Subsidiaries to the same extent such persons are indemnified by the Company and the Company Subsidiaries as of the date of this Agreement pursuant to their organizational documents, employment agreements, indemnification agreements or under applicable Legal Requirements for acts or omissions which occurred at or prior to the Effective Time; provided, that such indemnification shall be subject to limitation imposed from time to time under applicable Legal Requirements.  The Surviving Corporation’s certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the organizational documents in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company.

(b) (i) Prior to the Effective Time, the Company shall or, if the Company is unable to, Acquiror shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the Company’s existing directors’ and officers ‘ liability insurance policies,, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time; provided, that the Company shall give Acquiror a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Acquiror with respect thereto.  (ii) If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the insurance policy in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Acquiror or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company paid in its current fiscal year, which amount is set forth in Section 5.11(b) of the Company Disclosure Letter; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.  Any amounts paid for such insurance by or on behalf of Acquiror or the Surviving Corporation after the Effective Time shall be recoverable by Acquiror or the Surviving Corporation from the Company Securityholders as Indemnifiable Damages pursuant to Article VIII, without giving effect to the Deductible.

(c) If Acquiror, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

(d) The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and any Company Subsidiary and his or her heirs and representatives.  The rights of all past and present officers and directors of the Company and any Company Subsidiary under this Section 5.11 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Legal Requirements or otherwise.

5.12 No Solicitation.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, none of the Company or any of its Affiliates shall (i) solicit or initiate any proposals regarding a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, or other similar transaction involving the Company or any Company Subsidiary other than the transactions contemplated by this Agreement (any of the foregoing proposals an “Acquisition Proposal”), (ii) engage or participate in negotiations or discussions concerning, or provide any Person with any non-public information regarding the Company or any Company Subsidiary with respect to, an Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend the adoption of, any Acquisition Proposal.  Each of the Company and its Affiliates shall (and shall cause its Representatives to) cease immediately any and all discussions or negotiations with any Person (other than Acquiror and its Representatives) regarding any Acquisition Proposal.  Each of the Company and its Affiliates shall enforce the terms and conditions of any confidentiality agreement entered into with such Person with respect to any Acquisition Proposal.  It is understood that any violation of the restrictions set forth above by the Company, its Affiliates or any of the Representatives of the Company and any of its Affiliates shall be deemed to be a breach of this Agreement by the Company.

5.13 Financing.

(a) Acquiror and Sub shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter as promptly as practicable after the date hereof, including their commercially reasonable efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate and enter into, and keep in effect, definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter (including the flex provisions) or on other terms no less favorable to Acquiror and Sub, provided such terms do not expand upon in any way that is adverse to the Company the conditions precedent to the Financing and would not otherwise reasonably be expected to impede or delay the consummation of the Financing, (iii) satisfy on a timely basis all conditions applicable to Acquiror and Sub in the Commitment Letter that are within their control, (iv) consummate the Financing at or prior to the Closing, (v) take each of the actions required of the Company and its Subsidiaries in paragraphs (b)(i) through (b)(v) below with respect to themselves and their Subsidiaries, and (vi) enforce their rights under the Commitment Letter (including by seeking specific performance of the parties thereunder).  In the event of any termination of the Commitment Letter or the receipt by Acquiror of written notice that the counterparty to the Commitment Letter no longer intends to provide the Financing, Acquiror shall promptly (but in no event later than one (1) Business Day following Acquiror’s receipt of such termination or written notice) notify the Company (such notice being a “Financing Termination Notice”).  For four (4) Business Days following its receipt of the Financing Termination Notice, the Company may elect to terminate this Agreement in accordance with Section 7.1(f)(i).  If the Company does not terminate this Agreement in accordance with Section 7.1(f)(i), Acquiror and Sub shall use their commercially reasonable efforts to arrange and obtain financing from alternative sources (the “Alternative Financing”), on terms, taken as whole, that are no more adverse to Acquiror and the Company, as promptly as practicable following the occurrence of such event.  Acquiror shall provide the Company regular updates regarding its progress in obtaining such Alternative Financing and shall deliver to the Company true and complete copies of all agreements related to such Alternative Financing (excluding fee letters and engagement letters to the extent Acquiror is prohibited from providing such letters) promptly following the execution thereof.  In furtherance of the provisions of this Section 5.13, the Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded at the option of Acquiror after the date of this Agreement but prior to the Effective Time by instruments (the “New Commitment Letters”) that replace the existing Commitment Letter or contemplate financing from one or more other or additional parties; provided that the terms of the New Commitment Letters shall not (1) expand upon the conditions precedent to the Financing as set forth in the existing Commitment Letter, (2) reasonably be expected to prevent, impede, delay or hinder the Closing or (3) reduce the aggregate amount of available Financing.  In such event, the term “Commitment Letter” as used herein shall be deemed to include the Commitment Letter that are not so superseded at the time in question and the New Commitment Letters to the extent then in effect.  Acquiror shall deliver to the Company true and complete copies of all agreements related to such New Commitment Letters (excluding fee letters and engagement letters to the extent Acquiror is prohibited from providing such letters) promptly following the execution thereof.

(b) The Company shall use its commercially reasonable efforts to, and shall cause the Company Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Financing as may be reasonably requested by Acquiror (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) making senior management of the Company available to participate in meetings, due diligence sessions, presentations, “road shows” and sessions with rating agencies, (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) furnishing Acquiror and its financing sources with financial and other pertinent information regarding the Company and the Company Subsidiaries (the “Provided Information”), including financial statements, pro forma financial information, financial data, audit reports and other information of the type and form customarily included in such documents, (iv) assisting Acquiror in obtaining accountants’ comfort letters, legal opinions, surveys, environmental assessments and title insurance and (v) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the Chief Financial Officer of the Company (provided that (A) none of the letters, agreements, registration statements, documents and certificates shall be executed, delivered or filed except in the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing).  Notwithstanding the foregoing, in the case of each of clauses (i) through (v) above of the prior sentence, (A) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee, provide any security or incur any other liability or obligation in connection with the Financing prior to the Closing, and (B)(I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement, except that Acquiror shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members and (II) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information.  Acquiror shall indemnify and hold harmless the Company, its Subsidiaries and the Company’s representatives from and against any and all liabilities, losses, damages, claims, attorneys’ fees, out-of-pocket costs, awards, judgments and penalties (including all fines, interest, reasonable consultant and attorneys fees and expenses and amounts paid in settlement) suffered or incurred by them in respect of any third-party claims arising out of or resulting from their participation in the arrangement of the Financing (including any action taken in accordance with this Section 5.13(b)) and any information utilized in connection therewith, except for any of the foregoing to the extent the same is the result of fraud, intentional misrepresentation or willful misconduct of the Company, any Affiliate or their respective Representatives.  Acquiror shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 5.13(b); provided, that Acquiror’s aggregate reimbursement obligation pursuant to this Section 5.13(b) shall not exceed $50,000.  The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing in a manner customary for similar financing transactions.  Nothing in this Section 5.13 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(f) if such party has, until such date, complied in all material respects with its obligations under this Section 5.13.

5.14 Termination of 401(k) Plan.  If requested by Acquiror in writing at least five business days before the Closing Date, the Company shall terminate any and all 401(k) plans sponsored or maintained by the Company or any of its Subsidiaries, and prior to the Closing Date shall provide evidence to Acquiror of such termination pursuant to resolutions of its Board of Directors.

5.15 Financing Source Provisions.

(a) The Company and the Securityholders’ Representative will not, will not permit any of their Affiliates to, and will not support any third party (including any Company Securityholder) to bring any action against the Financing Sources for damages or for specific performance.

(b) The Company and the Securityholders’ Representative agree that any action or proceeding involving the Financing Sources in connection with this Agreement will be subject to the exclusive jurisdiction of a state or a federal court sitting in New York County, State of New York.

(c) The Company and the Securityholders’ Representative will not, will not permit any of their affiliates to, and will not support any third party (including any Company Securityholder) to bring any action or proceeding against the Financing Sources in a court that is not a state or federal court sitting in New York County, State of New York.

(d) THE COMPANY AND THE SECURITYHOLDERS’ REPRESENTATIVE HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING THE FINANCING SOURCES IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(e) Without limiting subsection (a) of this Section 5.15, the Company and the Securityholders’ Representative agree that the Financing Sources shall have the same benefits as Acquiror and Sub with respect to any liability cap or other limitation of remedies or damages applicable to the Company, the Securityholders’ Representative or any Company Securityholder.

(f) The parties hereto acknowledge that the Financing Sources are express third-party beneficiaries of the provisions contained in this Section 5.15.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Illegality.  No temporary restraining order, preliminary or permanent injunction, order, decree, writ, ruling or award issued by any court or other Governmental Entity of competent authority preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect, and no Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Merger, which prohibits the consummation of the Merger or the other transactions contemplated by this Agreement (collectively, “Restraints”).

(b) Antitrust Approvals.  The waiting period (and any extension thereof) applicable under the HSR Act with respect to the consummation of the transactions contemplated hereby shall have expired or been terminated and any equivalent pre-clearance period or approval required by the Antitrust Laws of the jurisdictions identified in Section 5.3 of the Company Disclosure Letter shall have been likewise completed or obtained.

(c) Stockholder Approval.  The Company shall have obtained the Stockholder Approval in accordance with applicable Legal Requirements and the Stockholder Approval shall be in full force and effect.

6.2 Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties.  The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Material Adverse Effect”, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date).

(b) Covenants.  Acquiror shall have performed and complied in all material respects with all covenants, obligations and agreements of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate.  The Company shall have received a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Deposit of Initial Merger Consideration At the Closing.  On or prior to the Closing Date, Acquiror shall have deposited (a) the Merger Consideration (less the Escrow Amount and Reserve) with the Exchange Agent, and (b) the Escrow Amount and Reserve with the Escrow Agent, in each case in accordance with the terms of this Agreement.

(e) Receipt of Closing Deliveries.  Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).

6.3 Additional Conditions to the Obligations of Acquiror.  The obligations of Acquiror and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and Sub and may be waived by Acquiror and Sub in writing in their sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Material Adverse Effect”, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date).

(b) Covenants.  The Company shall have performed and complied in all material respects with all covenants, obligations and agreements of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(c) Officer’s Certificate.  Acquiror shall have received the Officer’s Certificate.

(d) Receipt of Closing Deliveries.  Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b).

(e) No Material Adverse Effect.  Since the Agreement Date, there shall not have occurred a Material Adverse Effect or any change, development or effect which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(f) No Governmental Litigation.  There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity that challenges or seeks (i) to make illegal, restrain, delay materially or prohibit the consummation of the Merger or (ii) to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Company Common Stock to be acquired in the Merger or its operation of all or any material portion of the Company or any of the Company Subsidiaries, or of Acquiror and its Subsidiaries taken as a whole, or (iii) to compel Acquiror or Sub to dispose of or hold separate all or any material portion of the business or assets of the Company or any of the Company Subsidiaries, or of Acquiror and its Subsidiaries taken as a whole.

(g) Consents.  The Company shall have received all consents and approvals set forth in Schedule 6.3(g) and all consents, approvals, orders or authorizations from the Governmental Entities referred to in Section 2.4(c), in each case in form and substance reasonably satisfactory to Acquiror, and no such consent, approval, order or authorization shall have been revoked.

(h) Written Consent.  The Stockholder Consent shall be delivered to Acquiror no later than 11:59 PM, New York City time, on the Business Day immediately succeeding the date hereof (the “Stockholder Consent Delivery Deadline”).

(i) Dissenting Shares.  No more than ten percent (10%) of the outstanding shares of Company Common Stock shall be Dissenting Shares.

(j) Financing.  Acquiror shall have received the proceeds of the Financing contemplated by the Commitment Letter, Alternative Financing or New Commitment Letters, as applicable.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party (notwithstanding approval and adoption of this Agreement by the Company Stockholders):

(a) by mutual written consent duly authorized by the Company’s Board and the Board of Directors of Acquiror;

(b) by either Acquiror or the Company, if the Merger shall not have occurred on or before 11:59 PM, New York City time, on March 31, 2012, or such other date that Acquiror and the Company may agree upon in writing; provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of this Agreement has been the proximate cause of or resulted in the failure of the Merger to occur on or before the “Outside Date”; provided, further, that if the condition set forth in Section 6.1(b) shall not have been satisfied prior to such date, but all the other conditions in Article VI have been satisfied or waived, (other than those conditions that by their terms are to be satisfied at Closing), then each of Acquiror and the Company may elect to extend the term of this Agreement until a date and time not later than 11:59 PM, New York City time, on June 30, 2012.

(c) by either Acquiror or the Company, if (i) the Stockholder Consent shall not have been obtained by the Company and delivered to Acquiror by the Stockholder Consent Delivery Deadline or (ii) a Restraint shall be in effect and shall have become final and non-appealable;

(d) by Acquiror, if the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within thirty (30) Business Days after receipt by the Company of written notice of such breach and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of the condition set forth in Section 6.3(a) or (b);

(e) by the Company, if Acquiror shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within thirty (30) Business Days after receipt by Acquiror of written notice of such breach and if not cured within the timeframe above and at or prior to Closing, such breach would result in the failure of the conditions set forth in Section 6.2(a) or (b); or

(f) by the Company, (i) at any time on or after the date on which Acquiror delivers to the Company a Financing Termination Notice and prior to the fifth Business Day after such date or (ii) at any time on or after the 26th Business Day after the date on which Acquiror delivers to the Company a Financing Termination Notice, if Acquiror shall not have arranged Alternative Financing prior to such date.

In the event of termination by Acquiror or the Company pursuant to this Section 7.1 (other than Section 7.1(a)), written notice thereof shall be given to other parties hereto.

7.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Sub, the Company or their respective officers, directors, stockholders, Affiliates, employees, agents, advisors, attorneys or representatives; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Article IX (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) no such termination shall relieve any party hereto for any damages incurred or suffered by the other party as a result of an intentional or willful breach of this Agreement.

7.3 Amendment.  Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time (notwithstanding approval and adoption of this Agreement by the Company Stockholders) pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that no amendment shall be made which by Legal Requirement requires further approval by the Company Stockholders without such further stockholder approval).  To the extent permitted by applicable Legal Requirements, Acquiror and the Securityholders’ Representative may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Representative.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties and Covenants.  If the Merger is consummated, the representations and warranties of the Company contained in this Agreement or in the Officer’s Certificate shall survive the Closing and remain in full force and effect for a period of fifteen (15) months after the Closing Date and then shall terminate (the “General Escrow Release Date”); provided that the representations and warranties contained in Sections 2.1, 2.2, 2.3(a) through (c), 2.3(g), 2.4(a), 2.15 and 2.18 (the “Specified Representations”) shall survive the Closing and remain in full force and effect indefinitely or until the latest date permitted by law; provided further that the representations and warranties contained in Section 2.14 shall survive the Closing and remain in full force and effect until the fifth anniversary of the Closing Date but, for further clarity, shall not be considered Specified Representations.  The covenants of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (including the covenants set forth in Article IV and Article V) shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof and claims relating thereto shall survive until the expiration of the applicable statute of limitations period.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement and any claim in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof or claim giving rise to such right of indemnity shall have been given by any Indemnified Person to the party against whom such indemnity may be sought prior to such time.

8.2 Indemnification.  Effective at and after the Closing, and subject to the limitations set forth in this Article VIII, the Company Securityholders shall severally, and not jointly, each, in accordance with each Company Securityholder’s Pro Rata Share of the Merger Consideration, indemnify Acquiror, Acquiror’s Affiliates and, if applicable, their respective officers, directors, agents and employees, and their respective successors and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against and agree to hold each of them harmless from any and all claims, actions, causes of action, judgments, awards, liabilities, out-of-pocket costs, damages and losses (including all fines, interest, reasonable consultant and attorneys fees and expenses and amounts paid in settlement), but (i) excluding punitive damages, provided, that if an Indemnified Person is held liable to another Person based on any final judgment of a court of competent jurisdiction for any such damages and the Company Securityholders are obligated to indemnify such Indemnified Person for the matter that gave rise to such damages, then the Company Securityholders shall be liable for, and obligated to reimburse such Indemnified Person for, such damages, and (ii) excluding lost profits or consequential, special, indirect or similar damages (collectively, “Indemnifiable Damages”), incurred or suffered by any Indemnified Person arising out of or resulting from:

(a) the failure of any of the representations or warranties of the Company contained in this Agreement or in the Officer’s Certificate to be true and correct at and as of the Agreement Date and at and as of the Effective Time (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates), determined without regard to any express limitations or qualifications set forth in such representation or warranty as to materiality or Material Adverse Effect (or other similar materiality qualifier) (each, a “Warranty Breach”);

(b) any breach or nonfulfillment of any covenant made by the Company in this Agreement;

(c) the matters set forth in Section 8.2(c) of the Company Disclosure Letter; and

(d) any Covered Tax.

For purposes of calculating Indemnifiable Damages arising under this Article VIII, in respect of any breach of any covenant or obligation, or Warranty Breach, any express qualifications or limitations set forth in such covenant or obligation, or representation or warranty as to materiality or Material Adverse Effect (or other similar materiality qualifier) contained therein, shall be disregarded.

8.3 Indemnifiable Damage Deductible; Other Limitations.

(a) Notwithstanding anything contained herein to the contrary, (i) no Warranty Breach (or series of related Warranty Breaches) shall be considered for indemnification under Section 8.2 unless the Indemnifiable Damages for such Warranty Breach (or series of related Warranty Breaches) exceeds $25,000 (the “Minimum Claim Amount”), other than a Warranty Breach resulting from the Company’s fraud or intentional misrepresentation as to which the Minimum Claim Amount shall not apply, and (ii) no indemnification shall be available under Section 8.2 for any Warranty Breach, other than a Warranty Breach with respect to a Specified Representation or resulting from the Company’s fraud or intentional misrepresentation, unless and until all Indemnifiable Damages exceed $2,000,000 (the “Deductible”), in which case indemnification in respect of such Warranty Breaches shall only be available for all Indemnifiable Damages in excess of the Deductible.

(b) If the Merger is consummated, recovery from the Escrow Amount shall be the sole and exclusive remedy available to the Indemnified Persons for any claims by the Indemnified Persons against the Company Securityholders arising out of or resulting from (i) any Warranty Breach, other than with respect to a Specified Representation or resulting from the Company’s fraud or intentional misrepresentation and (ii) the matters set forth in Section 8.2(c) of the Company Disclosure Letter.  Any claim by Indemnified Persons for indemnification under this Article VIII for the matters set forth in Section 8.2(c) of the Company Disclosure Letter must be asserted prior to the fifth anniversary of the Effective Date, and following the fifth anniversary of the Effective Date the Company Securityholders’ obligation to indemnify Indemnified Persons for unasserted claims associated with the matters set forth in Section 8.2(c) of the Company Disclosure Letter shall terminate.  Without limiting the generality of the foregoing, the Company Securityholders’ maximum liability for all Indemnifiable Damages, other than those arising out of or resulting from (i) any breach of a Specified Representation, (ii) any Warranty Breach resulting from the Company’s fraud or intentional misrepresentation, (iii) any breach or nonfulfillment of any covenant made by the Company in this Agreement, or (iv) any Covered Tax, shall not exceed the Escrow Amount (the “Cap”); provided, however, and notwithstanding anything to the contrary contained herein, the Company Securityholders’ maximum liability for all Indemnifiable Damages arising out of or resulting from the matters set forth in Section 8.2(c) of the Company Disclosure Letter shall be $5,000,000.  For the avoidance of doubt, amounts actually paid by the Company Securityholders in respect of Indemnifiable Damages arising out of or resulting from the matters set forth in Section 8.2(c) of the Company Disclosure Letter shall be credited against the Cap.  No Company Securityholder’s liability under this Article VIII shall exceed the aggregate amount such Company Securityholder has the right to receive in exchange for its shares of Company Common Stock and its Company Options pursuant to Section 1.9(a).

(c) With respect to the matters that are the subject of Section 8.2(d) hereof, the Company Securityholders shall pay all claims of Indemnifiable Damages with respect to any Covered Tax that are payable on or prior to the Tax Indemnity Calculation Date (the “Pre-Calculation Tax Indemnities”).  Within 30 days after the Tax Indemnity Calculation Date, Acquiror shall pay to the Exchange Agent (and the Company’s current payroll provider in respect of the portion of such amount allocable to the holders of Company Employee Options per the Pro Rata Share as stated in the Spreadsheet) for distribution to the Company Securityholders the Acquiror Indemnity Percentage of the Pre-Calculation Tax Indemnities, up to an amount equal to the Acquiror Refund Portion of the Covered Refunds received on or prior to the Tax Indemnity Calculation Date.  Acquiror shall bear the Acquiror Indemnity Percentage of any Indemnifiable Damages with respect to Covered Taxes that arise after the Tax Indemnity Calculation Date, up to the amount of the “Acquiror Remaining Refund”, and the Company Securityholders shall bear the remainder in accordance with the terms of this Article VIII.

(d) Indemnifiable Damages that may be recovered from the Escrow Amount shall take account of and be reduced by (i) any amounts actually recovered by the Indemnified Persons pursuant to any indemnification by or indemnification agreement with any third party, net of any expenses reasonably incurred in connection with the recovery of such amounts, and (ii) the net amount of any insurance proceeds actually received by the Indemnified Person in respect thereof, which amount may be reduced by the amount by which insurance premiums of the Indemnified Persons are increased as a result of the Indemnifiable Damages for which such insurance proceeds were received by the Indemnified Persons (each source identified in clauses (i) and (ii), a “Collateral Source”).  The Indemnified Persons shall use commercially reasonable efforts to seek recovery from relevant Collateral Sources.  If the amount to be netted hereunder from any payment required under Section 8.2 is determined after payment by the Company Securityholders of any amount otherwise required to be paid to an Indemnified Person under this Article VIII, the Indemnified Persons shall repay to the Company Securityholders, promptly after such determination, a sum equal to the lesser of (i) the actual amount of such indemnification or insurance proceeds (in each case, after giving effect to any deductible) with respect to such Indemnifiable Damages or (ii) the actual amount of the indemnification payment previously paid by the Company Securityholders with respect to such Indemnifiable Damages.

(e) The Company Securityholders and the Acquiror agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the consideration payable to the Company Securityholders under this Agreement for all income tax purposes.

8.4 Adjustment to Escrow Amount.

(a) In order to seek indemnification under Section 8.2 from the Escrow Amount, an Indemnified Person shall, prior to the General Escrow Release Date, deliver to the Escrow Agent and the Securityholders’ Representative a certificate signed by any officer of Acquiror (a ”Claim Notice”) promptly after the Acquiror has knowledge of a bona fide claim for indemnification pursuant to this Article VIII:

(i) stating that the Indemnified Person has a claim for Indemnifiable Damages;

(ii) stating the amount of such Indemnifiable Damages that have been or may be incurred, paid, reserved or accrued (the “Claimed Amount”); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related and the provision of the Agreement which gives rise to the claim;

provided, that the Indemnified Persons may seek indemnification from the remaining balance of funds in the Escrow Account from and after the General Escrow Release Date by delivering a Claim Notice to the Escrow Agent and the Securityholders’ Representative prior to the Final Escrow Release Date.

(b) The Securityholders’ Representative  may, at any time on or before the thirtieth (30th) day following its and the Escrow Agent’s receipt of a Claim Notice (the “Objection Period”), object (a “Claim Objection”) to a claim made in such Claim Notice by delivering written notice to the Escrow Agent and the Acquiror.  The Claim Objection shall set forth in reasonable detail the reasons for the objection to such claim and the portion of the Claimed Amount which is disputed.  If Acquiror and the Escrow Agent do not receive a Claim Objection in respect of any Claim Notice within the Objection Period in accordance with this section, the Escrow Agent shall, within two (2) Business Days following the end of the Objection Period, deliver to the Acquiror, the full amount of the Claimed Amount from the Escrow Amount.  If Acquiror and the Escrow Agent receive a Claim Objection in respect of any Claim Notice within the Objection Period in accordance with this section, the Escrow Agent shall within two (2) Business Days following the end of the Objection Period, deliver to Acquiror, an amount equal to the portion of the Claimed Amount not subject to dispute from the Escrow Amount (if any).

(c) During the twenty (20) day period following the delivery of a Claim Objection in accordance with Section 8.4(b), the Securityholders’ Representative and the Indemnified Person shall attempt in good faith to resolve such dispute.  If the dispute is not resolved within such twenty (20) day period, either the Securityholders’ Representative or the Indemnified Person may bring suit in the Delaware Courts.  Within two (2) days of the resolution of the dispute (whether by mutual agreement or by final judicial decision), a written notice executed by the Securityholders’ Representative and Acquiror (or a final judicial decision) shall be delivered to the Escrow Agent instructing the Escrow Agent as to what (if any) payment is to be made to Acquiror from the Escrow Amount (which notice shall be consistent with the terms of the resolution of the dispute).

8.5 Securityholders’ Representative.

(a) Each Company Securityholder by virtue of the approval and adoption of this Agreement or other appointment authorization documentation (other than such Company Stockholders, if any, who have perfected appraisal rights under Delaware Laws) or by accepting any consideration payable hereunder shall be deemed to have agreed to appoint Fortis Advisors LLC, a Delaware limited liability company, as its agent and attorney-in-fact (the ”Securityholders’ Representative”) for and on behalf of the Company Securityholders to act for the Company Securityholders with regard to matters pertaining to Sections 1.17, 1.18, 1.19, 5.10, 5.15, 7.3, Article VIII and Article IX, give and receive notices and communications, authorize payment to any Indemnified Person from the Escrow Amount in satisfaction of claims by any Indemnified Person, object to such payments, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Person against any Company Securityholder or by any Company Securityholder against any Indemnified Person or any dispute between any Indemnified Person and any such Company Securityholder, in each case relating to this Agreement or the transactions contemplated hereby and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement.  All actions of the Securityholders’ Representative shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Company Securityholders as a matter of contract law.  Each Company Securityholder agrees to receive correspondence from the Securityholders’ Representative, including in electronic form.  Such agency may be changed by the Company Securityholders with the right to a majority of the Escrow Amount from time-to-time.  Notwithstanding the foregoing, the Securityholders’ Representative may resign at any time by providing written notice of intent to resign to the Company Securityholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Amount.  If the Securityholders’ Representative shall be removed, resign or otherwise be unable to fulfill its responsibilities hereunder, the Company Securityholders shall appoint a successor to the Securityholders’ Representative, and shall immediately thereafter notify Acquiror the identity of such successor.  Any such successor shall succeed the former the Securityholders’ Representative as the Securityholders’ Representative hereunder.  If for any reason there is no Securityholders’ Representative at any time, all references herein to the Securityholders’ Representative shall be deemed to refer to the Company Securityholders.  No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative  shall not receive any compensation for its services.  A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to its authority hereunder, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders.

(b) By executing this Agreement under the heading “Securityholders’ Representative,” Fortis Advisors LLC, a Delaware limited liability company, hereby (i) accepts its appointment and authorization to act as Securityholders’ Representative  as attorney-in-fact and agent on behalf of the Company Securityholders in accordance with the terms of this Agreement, and (ii) agrees to perform its obligations under, and otherwise comply with, this Section 8.5.

(c) The Securityholders’ Representative shall not be liable to any former Company Securityholder for any act done or omitted hereunder as the Securityholders’ Representative without gross negligence or willful misconduct or bad faith (and any act done or omitted pursuant to the bona fide advice of counsel, accountants and other professionals and experts retained by the Securityholders’ Representative shall be conclusive evidence of good faith).  To the fullest extent permitted by applicable Legal Requirements, the Company Securityholders shall severally indemnify the Securityholders’ Representative and hold it harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Securityholders’ Representative.  If not paid directly to the Securityholders’ Representative by the Company Securityholders, such losses, liabilities or expenses may be recovered by the Securityholders’ Representative from the Reserve (as defined below) and the Escrow Amount otherwise distributable to the Company Securityholders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the Final Escrow Release Date, pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Company Securityholders s according to their respective Pro Rata Share of the Merger Consideration.  The Securityholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied.  The Securityholders’ Representative shall establish a reserve to be held by the Escrow Agent in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the “Reserve”) from the Merger Consideration with respect to the Company Securityholders based upon their Pro Rata Share to fund potential expenses of the Securityholders’ Representative in carrying out its authorized duties.  The Securityholders’ Representative  may engage attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Securityholders’ Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder and paid out of the Reserve.  The Securityholders’ Representative  may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholders’ Representative  based on such reliance shall be deemed conclusively to have been taken in good faith.  On the Final Escrow Release Date, the Escrow Agent shall, in accordance with the terms and conditions of the Escrow Agreement, release all remaining funds held by the Escrow Agent with respect to the Reserve (and not distributed or distributable to the Securityholders’ Representative in accordance with this Section 8.5(a)) to the Company Securityholders in accordance with each such Company Securityholder’s Pro Rata Share as set forth on the Spreadsheet.  No provision of this Agreement or the Escrow Agreement shall require the Securityholders’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or the Escrow Agreement.

(d) All of the immunities and powers granted to the Securityholders’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.  The grant of authority provided for in this Section 8.5: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Securityholder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Company Securityholders of the whole or any fraction of his, her or its interest in the Escrow Fund.

(e) The Company shall deliver to the Securityholders’ Representative a copy of the following documents: (i) the Estimated Net Working Capital Statement, (ii) the calculation of the Merger Consideration, (iii) the Spreadsheet, (iv) the Closing Expenses Certificate, (iv) the Company Debt Certificate and (v) the Company Cash Certificate.

8.6 Third-Party Claims.

(a) In respect of any third party claim that is subject of a claim by an Indemnified Person indemnification under this Article VIII (other than a claim with respect to Taxes, as to which Section 5.10 shall govern) (a “Third Party Claim”), the Indemnified Person shall, without qualification of the right to the Indemnified Person to be indemnified for Indemnifiable Damages incurred in connection with such Third Party Claim, control the defense of the Third Party Claim and shall be entitled to appoint counsel for such defense (such counsel to be reasonably acceptable to the Securityholders’ Representative).  No Indemnified Person shall consent to the entry of any judgment or enter into any settlement or resolution of such Third Party Claim without the consent of the Securityholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.  The Securityholders’ Representative shall have the right to participate at its own expense in the defense of the liability asserted therein.  The consent by the Securityholders’ Representative to the entry of any judgment, or any settlement or resolution, of any Third Party Claim shall not compromise or limit in any way the Securityholders’ Representative’s rights hereunder to object to the claim for indemnification by the Indemnified Person or the amount of Indemnifiable Damages with respect to such Third Party Claim.

(b) The Indemnified Person shall furnish or cause to be furnished to the Securityholders’ Representative copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection the Third Party Claim as may be requested by the Securityholders’ Representative.  The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including by attending such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith and providing reasonable access to each other’s relevant business records and other documents and employees.

8.7 Escrow Release.  On the General Escrow Release Date, the Escrow Agent shall, in accordance with the terms and conditions of the Escrow Agreement, release an amount equal to the excess (if any) of (x) the remaining balance of funds in the Escrow Account on the General Release Date (and not distributed or distributable to the Securityholders’ Representative in accordance with Section 8.5(a) or subject to a pending indemnification claim of an Indemnified Person) over (y) $5,000,000, to the Company Securityholders in accordance with each such Company Securityholder’s Pro Rata Share as set forth on the Spreadsheet.  On the earlier of (a) the fifth anniversary of the Closing Date, (b) the fifth Business Day following the execution of a settlement agreement and release of the matters set forth in Section 8.2(c) of the Company Disclosure Letter, which settlement agreement and release shall be approved in accordance with Section 8.6(a) hereof, and (c) the fifth Business Day following the final and non-appealable determination of the matters set forth in Section 8.2(c) of the Company Disclosure Letter (the “Final Escrow Release Date”), the Escrow Agent shall, in accordance with the terms and conditions of the Escrow Agreement release an amount equal to the remaining balance of funds in the Escrow Account (and not distributed or distributable to the Securityholders’ Representative in accordance with Section 8.5(a) or subject to a pending indemnification claim of an Indemnified Person) to the Company Securityholders’ in accordance with each such Company Securityholder’s Pro Rata Share as set forth on the Spreadsheet; provided that, if the Final Escrow Release Date is prior to the General Escrow Release Date, the Final Escrow Release Date shall be the date that is fifteen (15) months after the Closing Date.

8.8 Allocation of Taxes.  For purposes of the determination of the Covered Tax described in Clause (A) of the definition thereof in respect of a Straddle Period, the definition of Covered Tax shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing sentence shall be made in a manner consistent with prior practice of the Company and the Company Subsidiaries.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices.  Any notices and other communications hereunder shall be in writing and shall be deemed given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service (providing written proof of delivery), such as Federal Express, (iii) on the date of confirmation of receipt (or, the first Business Day following receipt if the date is not a Business Day) if sent via facsimile to the parties hereto at the following address, or at such other address for a party as shall be specified by like notice, provided that a notice of change in address shall not be deemed to have been given until received by the addressee:

(i)           if to Acquiror or Sub, to:

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, California 95051

Attention:  General Counsel

Facsimile No.:  (408) 731-5380

Telephone No.:  (408) 731-5000

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real, Suite 100
Menlo Park, California 94025
Attention:  William M. Kelly
Sarah K. Solum
Facsimile No.:  (650) 752-2111

Telephone No.:  (650) 752-2000

(ii)           if to the Company, to:

eBioscience Holding Company, Inc.

10255 Science Center Drive

San Diego, California 92121

Attention:  Chief Executive Officer

Facsimile No.:  (858) 430-5207

Telephone No.:  (858) 784-5075

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention:  Jeffrey T. Baglio

Facsimile No.:  (858) 638-5058

Telephone No.:  (858) 677-1400

(iii)           If to the Securityholders’ Representative, to:

Fortis Advisors LLC

10505 Sorrento Valley Road, Suite 220

San Diego, California 92121

Attention:  Notice Department

Facsimile No.:  (858) 408-1843

Telephone No.:  (858) 227-9280

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention:  Jeffrey T. Baglio

Facsimile No.:  (858) 638-5058

Telephone No.:  (858) 677-1400

9.2 Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been provided to the party to whom such information or material is to be provided.  Unless the context of this Agreement otherwise requires:  (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.3 Counterparts.  This Agreement may be executed manually, by electronic transmission or by facsimile by the parties hereto, in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.4 Entire Agreement; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, and the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, the Escrow Agreement and the Letters of Transmittal, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with their respective terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 5.11 is intended to benefit former, current and future officers and directors of the Company and the Company Subsidiaries and Article VIII is intended to benefit Indemnified Persons).

9.5 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.6 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies Cumulative.  Except as provided by Section 8.3(b), any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  It is accordingly agreed that the parties, including without limitation, Acquiror, Sub, the Company, or if after the Effective Time, the Securityholders’ Representative on behalf of the Company Securityholders, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.  Each of the parties hereby expressly and irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of any other competent court of the State of Delaware (collectively, the “Delaware Courts”), preserving, however, all rights of removal to such federal court under 28 U.S.C. 1441, in respect of all disputes arising out of or in connection with this Agreement and the documents referred to in this Agreement or the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.3), and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or in connection with this Agreement and the documents referred to in this Agreement or the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.  Notwithstanding the foregoing, each party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of any order or judgment entered by a Delaware Court in any other court having jurisdiction.

9.9 Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.10 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF  OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11 Waiver of Conflicts.  Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, partners, officers, employees, and Affiliates that the Company, and not any of its individual Company Securityholders, is the client of DLA Piper LLP (US) (“Firm”).  After the Closing, it is possible that Firm will represent the Company Securityholders, the Securityholders’ Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein or in the Escrow Agreement, the Escrow Amount and any claims made thereunder pursuant to this Agreement or the Escrow Agreement.  Acquiror and the Company hereby agree that the Firm (or any successor) may represent the Seller Group after the Closing in connection with issues that may arise under this Agreement or the Escrow Agreement, the administration of the Escrow Amount and any claims that may be made thereunder pursuant to this Agreement or the Escrow Agreement.  After the Closing, the Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, stockholder, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Escrow Agreement, or the transactions contemplated by this Agreement or the Escrow Agreement.  Each of the parties hereto consents thereto, and waives any conflict of interest arising from such representation, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.  Each such party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.  The foregoing agreement and conflict of interest waiver set forth in this Section 9.11 will become effective upon receipt by the Acquiror at the address set forth in Section 9.1, addressed to the attention of the General Counsel, of written confirmation from that Firm that: (1) it will not disclose or use any confidential information that it has obtained from the Company without the prior consent of the Acquiror and will not otherwise use or disclose any such confidential information in connection with any representation of the Seller Group and (2) it will deliver the Company’s files (excluding accounting records or other internal Firm documents, e-mails or communications or drafts of any documents) upon request by the Company.

9.12 Attorney-Client Privilege.  Notwithstanding the Merger, Acquiror and the Company agree that neither the Company nor Acquiror shall have the right to assert the attorney-client privilege as to pre-closing and post-closing communications between the Company Securityholders or the Company (for the Company, only with respect to pre-closing communications), on one hand, and its counsel, the Firm, on the other hand, to the extent that the privileged communications relate to this Agreement or any of the ancillary agreements or to the transactions contemplated hereby and thereby.  The parties agree that only the Company Securityholders shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing.  The files generated and maintained by the Firm as a result of the Firm’s representation of the Company Securityholders and the Company in connection with this Agreement or any of the ancillary agreements or any of the transactions contemplated hereby or thereby shall be and become the exclusive property of the Company Securityholders and shall be segregated from the Firm’s files related to all other elements of its representation of the Company prior to the Closing (which shall remain the property of the Company).  The attorney-client privilege may be waived on behalf of the Company Securityholders only by the Securityholders’ Representative.  The foregoing shall not extend to (i) any communication unrelated to this Agreement, any of the ancillary agreements or the transactions contemplated hereby and thereby, (ii) communications between the Company Securityholders or the Company, on the one hand, and any Person other than the Firm, on the other hand, or (iii) any post-closing communications between the Company and the Firm or any other legal counsel.

IN WITNESS WHEREOF, Acquiror, Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

AFFYMETRIX, INC. By: /s/ Frank Witney Name: Frank Witney Title: President and Chief Executive Officer
EXCALIBUR ACQUISITION SUB, INC. By: /s/ Frank Witney Name: Frank Witney Title: President
EBIOSCIENCE HOLDING COMPANY, INC. By: /s/ Don Tartre Name: Don Tartre Title: President, Chief Executive Officer, Chief Financial Officer
APPOINTMENT AND DUTIES ACCEPTED AND AGREED:
Securityholders’ Representative (solely in its capacity as the Securityholders’ Representative) with respect to Sections 1.17, 1.18, 1.19, 5.10, 5.15, 7.3 and article viii and article ix hereof)
FORTIS ADVISORS LLC
By: /s/ Adam Lezack
Name: Adam Lezack
Title: Managing Director